Exhibit 10.18

MASTER REPURCHASE AGREEMENT

This MASTER REPURCHASE AGREEMENT, dated as of December 21, 2007 (this “Agreement”), is by and between SIRVA MORTGAGE, INC., an Ohio corporation (the “Seller” or “Sirva”), and COLONIAL BANK, N.A., a national banking association (“Buyer” or “Colonial Bank”).

1              Applicability

Seller desires to obtain, and Buyer agrees to provide, a revolving mortgage loan repurchase facility pursuant to which, from time to time and upon the terms and conditions herein set forth, the parties hereto may enter into transactions in which the Seller sells, transfers, assigns and conveys to the Buyer all of the Seller’s right, title and interest in and to certain Eligible Loans (as defined in Section 2.2), against the transfer of funds by the Buyer, subject to a simultaneous agreement by the Seller to repurchase from the Buyer such Eligible Loans (i) upon written notice to the Buyer by the Seller, (ii) on a prescribed date in the future, (iii) upon the occurrence of prescribed events or (iv) on the Termination Date (as defined in Section 2.2), all as more fully set forth herein (each such transaction, herein, a “Transaction”).

The parties hereby specifically declare that it is their intention that this Agreement and all of the purchases and repurchases of Eligible Loans made pursuant hereto are to be treated as repurchase transactions, a repurchase agreement or priority contract under the Title 11 of the United States Code, as amended (the “Bankruptcy Code”), including all rights that accrue to the Buyer by virtue of sections 362(b), 555, 559, 561 and 562 and all other sections of the Bankruptcy Code.  This Agreement also contains lien provisions with respect to the Purchased Loans (as defined in Section 2.2) so that if, contrary to the intent of the parties, any court of competent jurisdiction characterizes any Transaction as a financing, rather than a purchase, under applicable Law, including the applicable provisions of the Bankruptcy Code, the Buyer, is deemed to have a first priority perfected security interest in and to the Purchased Loans to secure the payment and performance of all of the Obligations (as defined in Section 2.2).

In consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto further agree the matters set forth hereinbelow.

2              Defined Terms

2.1           Defined Terms.  Except where otherwise specifically stated, capitalized terms used in this Agreement and the other Facility Papers have the meanings assigned to them below or elsewhere in this Agreement.

2.2           Definitions of General Application.  The terms defined in this Section are generally applicable.  For convenience of reference, terms relating only to the calculation of pricing and payment of Price Differential are defined in Section 2.3.

“Accumulated Funding Deficiency” shall mean a funding deficiency described in section 302 of ERISA.

“Adjusted Tangible Net Worth” means, as of any date of determination thereof, an amount equal to the difference of (a) the sum of (i) Tangible Net Worth as of such date and (ii) Subordinated Debt as of such date, minus (b) the sum of (i) any note or other receivables from the Seller’s Affiliates, officers, directors and stockholders as of such date, (ii) investments made in Seller’s Affiliates as of such date and (iii) any employee advances as of such date, all determined in accordance with GAAP.

“Administrative Account” means Account No. 8037245282 maintained in the name of the Seller with the Buyer at the office of the Buyer located at 201 East Pine Street, Orlando, Florida 32801, into which, (a) if the Seller has requested the Buyer to release a Purchased Loan pursuant to Sections 20.6(ii) prior to clearance and payment of the check from the Seller written on the Controlled Disbursement Account which funded such Purchased Loan, the proceeds of the Transaction related to such Purchased Loan may be deposited upon disbursement by the Buyer, or (b) if the Seller’s check written on the Controlled Disbursement Account which funded a Purchased Loan has been returned for endorsement (or for any other reason), the funds initially transferred from the Master Advance Account to the Controlled Disbursement Account to pay such check may be re-transferred by the Buyer until said check is again presented for payment.  The Administrative Account shall be a “blocked account” under the Buyer’s sole control and the Seller shall not have access to monies on deposit therein until re-transfer from time to time of such monies to the Controlled Disbursement Account in accordance with the provisions hereof.

“Affiliate” means and includes, with respect to a specified Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agency” means Ginnie Mae, Fannie Mae, Freddie Mac, HUD, FHA or VA.

“Agency Guides” means the Freddie Mac Guide, the Fannie Mae Guide and the Ginnie Mae Guide.

“Aggregate Outstanding Purchase Price” means as of any Determination Date, an amount equal to the sum of the Purchase Prices for all Purchased Loans funded under all Open Transactions as of such date.

“Agreement” is defined in Section 1.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Appraisal” means an appraisal by a licensed appraiser selected in accordance with Agency guidelines and not identified to the Seller as an unacceptable appraiser by an Agency or any Approved Investor, and who is experienced in estimating the value of property of that same type in the community where it is located, and who — unless approved by the Buyer on a case-by-case basis — is not an employee or Affiliate of the Seller, or related as a parent, sibling, spouse, child or first cousin to any such Person, a signed copy of the written report of which appraisal is in the possession of the Seller or the applicable Servicer.

“Approved Investor” means any of the Persons listed on Schedule AI.  At the request of the Seller, the Buyer, in its sole discretion, may from time to time agree in writing to add Persons to the list set forth on Schedule AI and each Person approved by the Buyer shall be an Approved Investor as of the date of such approval (the Buyer’s written approval must be given before any trades may be performed with such investor).  By written notice to the Seller, the Buyer, in its sole discretion based on its evaluation of the creditworthiness or funding ability of any Approved Investor listed on Schedule AI, may remove an Approved Investor from such list.  Such removal shall become effective immediately upon written notice of the Buyer; provided, that if any Investor Commitment of such Approved Investor is then in effect and such Approved Investor, in the reasonable judgment of the Buyer, is able to fund such Investor Commitment, such Approved Investor shall continue to be an Approved Investor for ninety (90) days after the date of such notice with respect to (a) Purchased Loans owned by the Buyer at the time of such notice and allocated to such Investor Commitment and (b) Mortgage Loans that the Seller has committed to fund (and that, upon closing, will be Eligible Loans) prior to the time of such notice and allocated to such Investor Commitment; and provided further, that such removal shall become effective immediately at any time prior to the expiration of such ninety (90) day period if the Buyer in its reasonable judgment believes that such Approved Investor is unable to fund its Investor Commitment.  Following the addition or removal of any Person as an Approved Investor in accordance with the provisions hereof, Schedule AI shall be deemed automatically updated to include the addition or removal of such Person.

“Assignee” is defined in Section 23.1(b).

“Authorized Seller Representative” means a representative of the Seller duly designated by all requisite corporate action to act on behalf of the Seller in connection with the Repurchase Facility and to initiate Purchase Requests thereunder on behalf of the Seller, execute on behalf of the Seller any of the Facility Papers or any certificate, schedule or other document contemplated or required by this Agreement or the other Facility Papers.  A list of Authorized Seller Representatives current as of the Effective Date is attached as Schedule ASR.  The Seller will provide an updated list of Authorized Seller Representatives to the Buyer promptly following each addition to or subtraction from such list, in a form substantially similar to Schedule CN (“Change Notice”), and the Buyer shall be entitled to rely on each such list until such Change Notice is received by the Buyer.

“Banking Day” means any day other than a Saturday, Sunday and any other day on which banks in Orlando, Florida are required or authorized to close.

“Bankruptcy Code” is defined in Section 1.

“Blocked Person” is defined in Section 16.1(xiv)(b).

“Broker’s Price Opinion” means the written opinion of the value of a tract or parcel of residential real property securing a Mortgage Loan, issued by a real estate broker that is duly licensed as such by the jurisdiction in which the subject property is located, that is reasonably acceptable to the Buyer and that is not an employee or Affiliate of the Seller, selected reasonably and in good faith by the Seller.

“Buyer” means Colonial Bank, and its successors and assigns.

“Buyer’s Margin Percentage” means:

(i)            for all Eligible Loans that are Conforming Mortgage Loans, ninety-nine percent (99%);

(ii)           for all Eligible Loans that are Non-Conforming Mortgage Loans, ninety-eight percent (98%);

(iii)          for all Eligible Loans that are PSTP Mortgage Loans, a percentage of the Principal Balance of such PSTP Mortgage Loan to be determined by the Buyer in its sole and absolute discretion at the time of each applicable Transaction;

(iv)          for all Eligible Loans that are Reacquired Mortgage Loans or Rejected Mortgage Loans, ninety percent (90%); and

(v)           for all Eligible Loans that are Wet Mortgage Loans, the percentage applicable to the Type of Mortgage Loan.

“Cash Equivalents” means and includes, on any day:

(i)            any evidence of debt issued by the United States government, or guaranteed as to the timely payment of principal and interest by the United States government, and maturing twelve (12) months or less after that day;

(ii)           commercial paper issued by a corporation (other than an Affiliate of the Seller) organized under the laws of any state of the United States of America or of the District of Columbia, rated A1 by Standard & Poor’s (a division of The McGraw-Hill Companies), Prime-1 by Moody’s Investors Service, Inc. or the equivalent rating by another nationally-recognized ratings service acceptable to the Buyer, and having a stated maturity date nine (9) months or less after its issue date;

(iii)          any certificate of deposit or banker’s acceptance issued by a commercial bank that is a member of the Federal Reserve System and has a combined unimpaired capital and surplus and unimpaired undivided profits of not less than Five Hundred Million Dollars ($500,000,000), and maturing not more than twelve (12) months after that day; and

(iv)          any repurchase agreement (a) entered into with any Federal Reserve System member commercial bank of the size referred to in clause (iii) above and (b) secured by any obligation of the type described in any of clauses (i)-(iii) above and (c) having a market value on its date of at least one hundred percent (100%) of the repurchase obligation of that commercial bank. [COLONIAL TO REVIEW DEFINITION OF CASH EQUIVALENTS AND ADVISE WHETHER MINIMUM LIQUIDITY COVENANT CAN BE MET THROUGH SAME, OR WHETHER ONLY CASH IS ACCEPTABLE]

“Change of Control” shall mean the occurrence of any one or more of the following events without the prior written consent of the Buyer: (a) the acquisition by any Person of direct or indirect ownership or control of any voting capital stock of the Seller, or (b) Paul Klemme ceases to be an officer of Seller with the same title and with substantially the same responsibilities and job functions as he has as of the date hereof.

“Code” means the Internal Revenue Code of 1986 or any subsequent federal income tax law or laws, as amended from time to time.

“Commitment” means the Buyer’s commitment under Section 3.1 to fund Transactions, subject to Section 5.2 and each of the other provisions of this Agreement, and not to exceed, in any event, the aggregate amount of $25,000,000.00.

“Conforming Mortgage Loan” is defined in Annex A.

“Conforming Mortgage Loans Sublimit” means that portion of the Repurchase Facility available for the purchase of Conforming Mortgage Loans, as more fully set forth in Section 5.2.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the power to direct the management and policies of such Person.

“Controlled Disbursement Account” means Account No.                                maintained in the name of the Seller with the Buyer at the office of the Buyer located at 201 East Pine Street, Orlando, Florida 32801, into which funds transferred from the Master Advance Account shall be deposited and disbursed for the funding of Mortgage Loans acquired by the Buyer hereunder.

“Conventional Mortgage Loan” means a Mortgage Loan that is not insured or guaranteed by the federal government.

“Cumulative Loan-to-Value Ratio” means, as to any Mortgage Loan, the ratio (expressed as a percentage) of (i) the aggregate principal amount of all indebtedness, including the principal amount of the indebtedness relating to such Mortgage Loan and any permitted prior indebtedness, secured (or to be secured) by the Mortgaged Premises, to (ii) the appraised value of said Mortgaged Premises determined by a Current Appraisal or Current Broker’s Price Opinion (whichever is less) acceptable to the Buyer; final determination of Cumulative Loan-to-Value Ratio shall be made by the Buyer in its sole and absolute discretion.

“Current Appraisal” means an Appraisal dated no earlier than forty five (45) days (or such longer period, if any, as the Buyer shall approve) before the relevant Determination Date.

“Current Assets” means those assets which in the regular course of business of the Seller will be readily and quickly realized, or converted into cash, all in accordance with GAAP within the applicable accounting or time period together with such additional assets as may readily be converted into cash without impairing the business of the Seller, and includes, without limitation, cash, temporary investments, receivables (net of allowance for doubtful accounts), inventories and prepaid expenses but excludes (a) loans and advances to or receivables due from employees, officers or directors of the Seller and between the Seller and an Affiliate, (b) all deferred assets, other than prepaid items for insurance, taxes, and rents, and (c) any properties or assets located outside the continental United States and Canada.

“Current Broker’s Price Opinion” means a Broker’s Price Opinion dated no earlier than forty five (45) days (or such longer period, if any, as the Buyer shall approve) before the relevant Determination Date.

“Current Liabilities” means those liabilities of the Seller, or any portion thereof, the maturity of which will not extend beyond one year from the date determination thereof is to be made.

“Current Ratio” means, as of any date of determination thereof, the ratio of (a) Current Assets as of such date to (b) Current Liabilities as of such date, all determined in accordance with GAAP.

“Customer” shall mean the Person or Persons obligated to pay the indebtedness that is the subject of a Mortgage Loan, including any guarantor of such indebtedness.

“Depository Obligations” means any and all debts, obligations and liabilities of the Seller to the Buyer arising out of or in connection with the Buyer’s role as a depository bank for the Seller including, but not limited to, any and all overdrafts (provided, however, nothing herein shall be construed to require the Buyer to permit any overdrafts).

“Determination Date” means the date as of, or for, which a specified characteristic of a Mortgage Loan or other subject matter is being determined for purposes of a provision of this Agreement or another Facility Papers Paper.

“Disqualifier” means any of the circumstances or events affecting Purchased Loans that are described on Schedule DQ.

“Dry Mortgage Loan” means an Eligible Loan acquired or originated by the Seller that has been closed, funded and qualifies without exception as an Eligible Loan, including satisfying the requirement that all of its Required Documents have been delivered to the Buyer.

“Effective Date” means December 31, 2007.

“Electronic Buyer” means MERSCORP, Inc. or its successor in interest or assigns.

“Electronically Submitted” means submitted via an electronic download to the Buyer’s secure website or such other site designated by the Buyer, in a form and format that the Buyer has approved and with respect to which the Buyer is not required to enter any data manually.

“Electronic Tracking Agreement” means a written Electronic Tracking Agreement among the Seller, the Buyer, MERS and the Electronic Buyer, in form and substance acceptable to the Seller and the Buyer, as it may be supplemented, amended, restated or replaced from time to time.

“Eligibility Change Notice” means a written notice (sent by email or otherwise) from the Buyer to the Seller substantially in the form of Exhibit F.

“Eligible Loan” is defined on Schedule EL.

“Endorsement Fee” means the fee payable by the Seller to the Buyer pursuant to Section 10.1(i).

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor statute, as amended from time to time, and all rules and regulations promulgated under it.

“ERISA Affiliate” shall mean each trade or business, including the Seller, whether or not incorporated, that together with the Seller would be treated as a single employer under section 4001 of ERISA.

“Existing Facilities” means, collectively, an early purchase facility and a mortgage warehouse facility, each provided by Washington Mutual Bank, FA to the Seller.

“Event of Default” is defined in Section 19.1.

“Facility Papers” means and includes this Agreement, the Electronic Tracking Agreement and any financing statements or other papers now or hereafter authorized, executed or issued pursuant to this Agreement (excluding any Hedging Arrangements relating to the Obligations entered into with any counterparty that was the

Buyer or an Affiliate thereof at the time such Hedging Arrangement was entered into), and any renewal, extension, rearrangement, increase, supplement, modification or restatement of any of them.

“Fannie Mae” means the Federal National Mortgage Association and any successor thereto.

“Fannie Mae Guide” means, collectively, the “Selling Guide” and the “Servicing Guide” published by Fannie Mae, as modified, amended, supplemented or restated from time to time.

“FAS-91” means Statement No. 91 under the Statements of Financial Accounting Standards issued by FASB, as modified or amended from time to time.

“FASB” means the Financial Accounting Standards Board of the American Institute of Certified Public Accountants and any successor thereto.

“Fees” means any and all of the fees described in Article 10.

“FHA” means the Federal Housing Administration and any successor.

“FICO Score” means the Fair Isaac Corporation or similar computer analytical objective scoring model ascertaining a borrower’s credit reputation based on a scale of 300-850, the lower the number, the greater the probability of default.  With respect to any Customer under a Mortgage Loan, the term shall mean the FICO Score for such Customer that is required to be used under the underwriting guidelines of the Approved Investor for such Mortgage Loan.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation and any successor.

“Freddie Mac Guide” means the “Sellers’ & Servicers’ Guide” published by Freddie Mac, as modified, amended, supplemented or restated from time to time.

“Funded Liabilities” means and includes, without duplication:

(i)            any liability or obligation payable more than one year from the date of creation thereof, which under GAAP is required to be shown on a balance sheet as a liability,

(ii)           indebtedness payable more than one year from the date of creation thereof which is secured by any security interest on property owned by the Seller whether or not the indebtedness secured thereby shall have been assumed by the Seller,

(iii)          guarantees, endorsements (other than endorsements of negotiable instruments for collection in the ordinary course of business), and other contingent liabilities (whether direct or indirect) in connection with the obligations, stock, or dividends of any Person,

(iv)          obligations under any contract providing for the making of loans, advances, or capital contributions to any Person in order to enable such Person primarily to maintain working capital, net worth, or any other balance sheet condition or to pay debts, dividends, or expenses, and

(v)           obligations under any contract which, in economic effect, is substantially equivalent to a guarantee,

all as determined in accordance with GAAP; provided, however, that any such obligation shall be treated as a Funded Liability, regardless of its term, if such obligation is renewable pursuant to the terms thereof or arises under a revolving credit or similar agreement effective for more than one year after the date of creation of such obligation, or may be payable out of the proceeds of a similar obligation pursuant to the terms of such obligation or of any such agreement.

“GAAP” means, for any day, generally accepted accounting principles, applied on a consistent basis, stated in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, or in statements and pronouncements of the Financial Accounting Standards Board or in such other statements by another entity or entities as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances for that day.  The requirement that such principles be applied on a consistent basis means that the accounting principles observed in a current period shall be comparable in all material respects to those applied in an earlier period, with the exception of changes in application to which the Seller’s independent certified public accountants have agreed and which changes and their effects are summarized in the subject company’s financial statements following such changes.  If (a) during the term of this Agreement any change(s) in such principles occur(s) which materially changes the meaning or effect of any provision of this Agreement and (b) the Seller or the Buyer regard such change(s) as adverse to their respective interests, then upon written notice by the Seller to the Buyer, or by the Buyer to the Seller, the parties to this Agreement shall negotiate promptly and in good faith a supplement or amendment to this Agreement to achieve as nearly as possible preservation and continuity of the business substance of this Agreement in light of such change; provided that the Buyer shall not be obligated to commence, continue or conclude any such negotiation or to execute any such supplement or amendment after any Potential Default has occurred (other than a Potential Default caused by such change) and before it has been cured or after any Event of Default has occurred (other than an Event of Default caused by such change) that the Buyer has not declared in writing to have been cured or waived.

“Ginnie Mae” means the Government National Mortgage Association and any successor.

“Ginnie Mae Guide” means collectively, the “Ginnie Mae I Mortgage-Backed Securities Guide” and the “Ginnie Mae Mortgage-Backed Securities Guide” published by HUD, as modified, amended, supplemented or restated from time to time.

“Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court or other tribunal.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such indebtedness of other obligation or (d) as an account party or applicant in respect of any letter of credit or letter of guaranty issued in support of such indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection of deposits in the ordinary course of business with respect to checks or other items for collection. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazard Insurance Policy” means, with respect to each Purchased Loan, the policy of fire and extended coverage insurance required by Section 17.13(ii)(a) to be maintained for the related Mortgaged Premises’ improvements (and, if the related Mortgaged Premises are located in a federally-designated special flood area, federal flood insurance issued in accordance with the Flood Disaster Protection Act of 1973, as amended from time to time, or, if repealed, any superseding legislation governing similar insurance coverage, or similar coverage against loss sustained by floods or similar hazards that conforms to the flood insurance requirements prescribed by Fannie Mae guidelines, which may be provided under a separate insurance policy), which insurance may be a blanket mortgage impairment policy maintained by the Seller or such Purchased Loan’s Servicer, if applicable, in accordance with the terms and conditions of Section 17.15(ii)(b).

“Hedging Arrangements” means any agreement or other arrangement (including without limitation, an interest rate swap agreement, an interest cap agreement, and a forward sale agreement) entered into by the Seller to protect itself against changes in interest rates or the market value of assets.

“HUD” means the U.S. Department of Housing and Urban Development and any successor.

“In Default” means that, as to any Mortgage Loan, any Mortgage Note payment or escrow payment is unpaid for thirty (30) days or more after its due date (whether or not the Seller has allowed any grace period or extended the due date thereof by any means) or another material default has occurred and is continuing, including the commencement of foreclosure proceedings or the commencement of a case in bankruptcy as to the Customer in respect of such Mortgage Loan.

“Income” means, with respect to any Eligible Loan on any day, all payments of principal, interest, fees and other distributions thereon or proceeds thereof paid by or on behalf of the applicable Customer.

“Intangible Assets” means those assets of the Seller which are (a) deferred assets, other than prepaid insurance and prepaid taxes; (b) patents and applications therefor, copyrights, trademarks, service marks, trade names, copyright, trademark, service mark and trade name registrations and applications, goodwill, franchises, permits, experimental expenses and other similar assets which would be classified as “intangible assets” under GAAP; (c) treasury stock and any write-up of the value of any assets after the date of the Seller ‘s most recent year end financial statements provided to the Buyer; and (d) any other assets which would be classified as “intangible assets” under GAAP.

“Investor Commitment” means a bona fide, current, unfilled and unexpired written commitment to buy Mortgage Loans, from an Approved Investor to the Seller, that specifies (a) the type or item(s) of Mortgage Loan, (b) a purchase date or purchase deadline date and (c) a purchase price or the criteria by which the purchase price will be determined.

“Investor Funding Account” means Account No. 8037245274 maintained in the name of the Seller with the Buyer at the office of the Buyer located at 201 East Pine Street, Orlando, Florida 32801, into which Repurchase Price payments from the Seller or for the Seller’s account by Approved Investors and settlement of Income collections from Purchased Loans shall be deposited and applied to reduce the Repurchase Prices of such Purchased Loans in accordance with Section 4.4. The Investor Funding Account shall be a “blocked account” under the Buyer’s sole control and the Seller shall not have access to monies on deposit therein until transfer from time to time of surplus monies (after payment of Transactions) to the Master Advance Account in accordance with the provisions hereof.  The Investor Funding Account shall not be subject to deductions, setoff or any other right in favor of any Person other than the Buyer.

“Law” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other determination, direction or requirement (including any of the foregoing which relate to environmental standards or controls, energy regulations and occupational safety and health standards or controls) of any (domestic or foreign) arbitrator, court or other Governmental Authority.

“Leverage Ratio” means, as of any date of determination thereof, the ratio of (a) Total Debt as of such date less Subordinated Debt as of such date to (b) Adjusted Tangible Net Worth as of such date, all determined in accordance with GAAP.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Loan Papers” means the Mortgage Note and all of the other papers related to the establishment of a Purchased Loan and the creation, perfection and maintenance of its Lien on the Mortgaged Premises, including its Required Documents and its Supplemental Papers and including any papers securing, guaranteeing or otherwise related to or delivered in connection with any Purchased Loan, in a form acceptable to the Buyer (including any guaranties, lien priority agreements, security agreements, mortgages, deeds of trust, collateral assignments of the Seller’s interest in underlying obligations or security, subordination agreements, negative pledge agreements, loan agreements and title, mortgage, pool and casualty insurance policies), as any such Loan Paper may be supplemented, amended, restated or replaced from time to time.

“Loan Records” means books, records, ledger cards, files, papers, documents, instruments, certificates, appraisal reports, journals, reports, correspondence, customer lists, information and data that describes, catalogs or lists such information or data, computer printouts, media (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems) and related data processing software (subject to any licensing restrictions) and similar items that at any time evidence or contain information relating to any of the Purchased Loans, and other information and data that is used or useful for managing and administering the Purchased Loans, together with the nonexclusive right to use (in common with the Seller and any repurchase agreement counterparty or secured party that has a valid and enforceable interest therein and that agrees that its interest is similarly nonexclusive) the Seller’s operating systems to manage and administer any of the Purchased Loans and any of the related data and information described above, or that otherwise relates to the Purchased Loans, together with the media on which the same are stored to the extent stored with material information or data that relates to property other than the Purchased Loans (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems), and the Seller’s rights to access the same, whether exclusive or nonexclusive, to the extent that such access rights may lawfully be transferred or used by the Seller’s permittees, and any computer programs that are owned by the Seller (or licensed to the Seller under licenses that may lawfully be transferred or used by the Seller’s permittees) and that are used or useful to access, organize, input, read, print or otherwise output and otherwise handle or use such information and data.

“Loan Schedule” means a schedule of Eligible Loans, in the form of the attachment to Exhibit A (or another form acceptable to the Buyer), identifying each Eligible Loan purchased or to be purchased (as the context requires) from the Seller by the Buyer in a proposed or executed (as the context requires) Transaction.

“Loan-to-Value Ratio” means, with respect to any Mortgage Loan, the ratio of (a) the principal amount of such Mortgage Loan outstanding at the origination thereof to (b) the appraised value of the Mortgage Premises securing such Mortgage Loan (as set forth in the Appraisal delivered in connection with the origination of such Mortgage Loan).

“LPSA” is defined in the definition of PSTP Mortgage Loan.

“Margin Call” is defined in Section 7.1.

“Margin Deficit” is defined in Section 7.1.

“Margin Stock” has the meaning assigned to that term in Regulation U as in effect from time to time.

“Market Value” means what the Buyer reasonably determines the market value of any Purchased Loan to be, taking into account customary factors, including current market conditions and the fact that such Purchased Loan may be sold or otherwise disposed of under circumstances where the Seller is in default under this Agreement or where the Seller is in default under a relevant Servicing Agreement.  The Buyer’s determination of Market Value hereunder shall be conclusive and binding upon the parties, absent manifest error.

“Master Advance Account” means Account No. 8037245266 maintained in name of the Seller with the Buyer at the office of the Buyer located at 201 East Pine Street, Orlando, Florida 32801, into which (i) the proceeds of Transactions may be deposited upon disbursement by the Buyer (and used solely to pay items drawn by the Seller on, or to cover wires requested by the Seller from, the Controlled Disbursement Account, as applicable, in each case for the purpose of funding Purchased Loans hereunder) and (ii) funds transferred from the Investor Funding Account shall be deposited and made available to the Seller.  The Seller irrevocably authorizes the Buyer, which authorization shall remain in effect until all Obligations are fully and finally paid, to withdraw funds on any day in an amount equal to the aggregate Repurchase Prices of all Purchased Loans that are Past Due on that day and to, while any Potential Default or Event of Default exists, set off from amounts held in such account any amounts owed to the Buyer on account of the Obligations.  The Master Advance Account shall be subject to setoff by the Buyer.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations, financial condition or results of operations of the Seller and, if applicable, its Subsidiaries, taken as a whole, (b) the ability of the Seller to pay and perform the Obligations, or (c) the Buyer’s rights in respect of any of the Purchased Loans.

“Material Amount” means, at any time, ten percent (10%) or more of Tangible Net Worth (determined based on the most recent monthly balance sheet delivered to the Buyer pursuant to Section 17.1(ii)).

“MBS” means a mortgage pass-through security, collateralized mortgage obligation, Real Estate Mortgage Investment Conduit (“REMIC”) or other security that (i) is based on and backed by an underlying pool of Mortgage Loans and (ii) provides for payment by its issuer to its holder of specified principal installments and/or a fixed or floating rate of interest on the unpaid balance and for all prepayments to be passed through to the holder, whether issued in certificated or book-entry form and whether or not issued, guaranteed, insured or bonded by Ginnie Mae, Fannie Mae, Freddie Mac, an insurance company, a private issuer or any other investor.

“MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or its successors or assigns.

“MERS Designated Loan” means a Purchased Loan registered to the Seller on the MERS® System.

“MERS Procedures Manual” means the MERS Procedures Manual, as it may be amended from time to time.

“MERS® System” means the Electronic Buyer’s mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

“Mortgage” means a mortgage, deed of trust, deed to secure debt, security deed or other mortgage instrument or similar evidence of lien legally effective in the United States jurisdiction where the relevant real property is located to create and constitute a valid and enforceable Lien, subject only to Permitted Encumbrances, on the fee simple or long term ground leasehold estate in improved real property.

“Mortgage Assignment” means an assignment of a Mortgage in a form sufficient under the Laws of the United States jurisdiction where the real property covered by such Mortgage is located to give record notice of such assignment of such Mortgage, to perfect the assignment and to establish its priority relative to other transactions in respect of the Mortgage assigned (no Mortgage Assignment is required for any Mortgage that has been originated in the name of MERS and registered under the MERS® System).

“Mortgage Loan” means any loan evidenced by a Mortgage Note and includes all right, title and interest of the lender or mortgagee of such Mortgage Loan as a holder of both the beneficial and legal title to such Mortgage Loan, including (i) all loan documents, files and records of the lender or mortgagee for such Mortgage Loan, including the Loan Papers, (ii) the monthly payments, any prepayments, insurance and other proceeds, (iii) the rights to service such Mortgage Loan and (iv) all other rights, interests, benefits, security, proceeds, remedies and claims in favor or for the benefit of the lender or mortgagee arising out of or in connection with such Mortgage Loan.

“Mortgage Note” means a promissory note secured by a Mortgage.

“Mortgaged Premises” means the Property securing a Mortgage Loan.

“Multiemployer Plan” means any “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA, which is maintained for employees of the Seller or any of the Seller’s Subsidiaries.

“Non-Conforming Mortgage Loan” is defined in Annex B.

“Non-Conforming Mortgage Loans Sublimit” means that portion of the Repurchase Facility available for the purchase of Non-Conforming Mortgage Loans, as more fully set forth in Section 5.2.

“Non-Usage Fee” means the fee payable by the Seller to the Buyer pursuant to Section 10.1(iii).

“Notices” is defined in Article 24.

“Obligations” means (a) all of the Seller’s obligations and liabilities to the Buyer (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred) under or arising out of this Agreement or any of the other Facility Papers, and the Repurchase Facility, including without limitation, all Repurchase Prices, Price Differentials (including any interest equivalent accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Seller, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, indemnification and reimbursement payments, costs and expenses (including all fees, costs and expenses of counsel to the Buyer, incurred pursuant to or in connection with this Agreement or any other Facility Papers, whether incurred at trial, on appeal, in bankruptcy, or otherwise), together with all renewals, extensions, modifications and refinancings thereof, and (b) all obligations of the Seller, monetary or otherwise, under any Hedging Arrangements relating to the obligations referred to in the preceding clause (a) entered into with the Buyer (or an Affiliate thereof) and (c) any and all Depository Obligations.

“Officer’s Certificate” means a certificate executed on behalf of the Seller by its president, chief financial officer, treasurer, any of its executive vice presidents or senior vice presidents, its company secretary, its controller or such other officer as shall be acceptable to the Buyer.

“Open Transaction” means a Transaction in which the Buyer has purchased and paid for the related Purchased Loan(s) but the Seller has not repurchased said Purchased Loan(s), and “Open” means that the subject Transaction is an Open Transaction.

“Other Approved Facilities” means the existing facilities listed on Schedule 18.3.

“Other Approved Facility Papers” means the agreements and documents (and any amendments, supplements and restatements thereof) executed in connection with the Other Approved Facilities.

“Other Assets” means all of the Seller’s right, title and interest in and to and under all now existing or hereafter arising goods, investment property, documents, instruments, chattel paper, accounts, deposit accounts, commercial tort claims and general intangibles, as each such term is defined in Revised Article 9 of the UCC.

“Participant” is defined in Section 23.1(i).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Per Loan Limit” is defined on Schedule EL.

“Permitted Encumbrances” means, in respect of the Mortgaged Premises securing a Purchased Loan, (i) tax Liens for real property taxes and government-improvement assessments that are not delinquent; (ii) easements and restrictions that do not materially and adversely affect the title to or marketability of such Mortgaged Premises or prohibit or interfere with the use of such Mortgaged Premises as a one-to-four family residential dwelling; (iii) reservations as to oil, gas or mineral rights, provided such rights do not include the right to remove buildings or other material improvements on or near the surface of such Mortgaged Premises or to mine or drill on the surface thereof or otherwise enter the surface for purposes of mining, drilling or exploring for, or producing, transporting or otherwise handling oil, gas or other minerals of any kind; (iv) agreements for the installation, maintenance or repair of public utilities, provided such agreements do not create or evidence Liens on such Mortgaged Premises or authorize or permit any Person to file or acquire claims or Liens against such Mortgaged Premises; (v) with respect to Purchased Loans which are second priority Mortgage Loans, the applicable first priority Mortgage Loans; and (vi) such other exceptions (if any) as are acceptable under relevant Agency guidelines; provided that any encumbrance that is not permitted pursuant to the standards of any relevant Investor Commitment by which the subject Purchased Loan is covered shall not be a Permitted Encumbrance.

“Person” means and includes any corporation, natural person, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, government or any political subdivision, department, agency or instrumentality of any government.

“Plan” means any plan (other than a Multiemployer Plan) subject to Title IV of ERISA maintained for employees of the Seller or any ERISA Affiliate (and any such plan no longer maintained by the Seller or any of its ERISA Affiliates to which the Seller or any of its ERISA Affiliates has made or was required to make any contributions during the five years preceding the date on which such plan ceased to be maintained).

“Plan Party” is defined in Section 35.1.

“Potential Default” means the occurrence of any event or existence of any condition that, but for the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Principal Balance” means, for any day, the unpaid principal balance of a Purchased Loan on that day.

“Procedural Manual” means the internally prepared manual of Colonial Bank’s Mortgage Warehouse Lending Division setting forth the administrative and operational procedures of such division, as the same may be modified, amended, supplemented or restated from time to time.

“Prohibited Transaction” shall mean any transaction described in section 406 of ERISA that is not exempt by reason of section 408 of ERISA or the transitional rules set forth in section 414(c) of ERISA and any transaction described in section 4975(c)(1) of the Code that is not exempt by reason of section 4975(c)(2) or section 4975(d) of the Code, or the transitional rules of section 2003(c) of ERISA.

“Property” means any interest of a Person in any kind of property, whether real, personal or mixed, tangible or intangible.

“PSTP Mortgage Loan” is defined in Annex C.

“PSTP Mortgage Loans Sublimit” means that portion of the Repurchase Facility available for the purchase of PSTP Mortgage Loans, as more fully set forth in Section 5.2.

“Purchase Date” means, for each Transaction, the date the Buyer funds the purchase of the applicable Purchased Loan(s) (including, without limitation, any Purchased Loan that is a Wet Mortgage Loan).

“Purchase Price” means (i) on the relevant Purchase Date, the price at which a Purchased Loan in a Transaction is sold by the Seller to the Buyer, such price being equal to the Purchase Value of such Purchased Loan, and (ii) thereafter, except where the Buyer and the Seller agree in writing otherwise, a price equal to the Purchase Value of such Purchased Loans decreased by amounts theretofore paid by the Seller in respect of such Transaction (as determined by the Buyer) to the Buyer pursuant to the terms hereof, including Sections 4.3, 7.1 and 13.5 (absent manifest error, the Buyer’s determination of same being conclusive and binding).

“Purchase Request” means a request from the Seller to enter into a Transaction with the Buyer and, if applicable, a request to wire transfer the related Purchase Price to a designated account as set forth therein, as more particularly described in the Procedural Manual, Electronically Submitted or, if it cannot be Electronically Submitted, by facsimile pursuant to Article 4.  The term “Purchase Request” shall also contain the Loan Schedule for the related Eligible Loan being purchased by the Buyer under such Transaction.

“Purchase Value” means:

(i)            in the case of a Conforming Mortgage Loan, (A) the Buyer’s Margin Percentage for Conforming Mortgage Loans multiplied by (B) the purchase price to be paid by an Approved Investor in the Investor Commitment applicable to such Conforming Mortgage Loan, not to exceed the Principal Balance of such Conforming Mortgage Loan;

(ii)           in the case of a Non-Conforming Mortgage Loan, (A) the Buyer’s Margin Percentage for Non-Conforming Mortgage Loans multiplied by (B) the lesser of (1) the Principal Balance of such Non-Conforming Mortgage Loan or (2) the purchase price to be paid by an Approved Investor in the Investor Commitment applicable to such Non-Conforming Mortgage Loan;

(iii)          in the case of a Reacquired Mortgage Loan or a Rejected Mortgage Loan, (A) the Buyer’s Margin Percentage for Reacquired Mortgage Loans or Rejected Mortgage Loans multiplied by (B) the least of: (1) in the case of a Reacquired Mortgage Loan, the net price required to be paid by the Seller to the applicable Approved Investor in connection with the Seller’s repurchase therefrom of such Mortgage Loan and, in the case of a Rejected Mortgage Loan, the Principal Balance of such Mortgage Loan; (2) the original Appraisal value of such Mortgage Loan; provided, however, if such Mortgage Loan is more than nine (9) months old, a Current Broker’s Price Opinion which supports the original Appraisal value must be received within 45 days of the Purchase Date and, if the value determined by the Current Broker’s Price Opinion is less than the original Appraisal value, then the difference may result in a Margin Call in the amount of such difference, which Margin Call may be made by the Buyer upon receipt of such Current Broker’s Price Opinion (further, the Buyer reserves the right to request a Current Appraisal if the Broker’s Price Opinion does not support the original Appraisal value); or (3) the Principal Balance of such Mortgage Loan; subject, however, to the reduction in the Purchase Value applicable to Reacquired Mortgage Loans and Rejected Mortgage Loans required by clause (D) of the definition of Repurchase Period;

(iv)          in the case of a PSTP Mortgage Loan, (A) the Buyer’s Margin Percentage for PSTP Mortgage Loans multiplied by (B) the Principal Balance of such PSTP Mortgage Loan; and

(v)           in the case of a Wet Mortgage Loan, an amount equal to the Purchase Value applicable to the Type of Mortgage Loan funded under such Transaction.

“Purchased Loan” means, an Eligible Loan sold by the Seller to the Buyer and any Eligible Loan substituted therefor in accordance with Section 12.  In addition, the term “Purchased Loans” shall also include all assets and properties described in EXHIBIT A of Schedule 11 (except Other Assets).

“Purchased Loan Records” means books, records, ledger cards, files, papers, documents, instruments, certificates, appraisal reports journals, reports, correspondence, customer lists, information and data that describes, catalogs or lists such information or data, computer printouts, media (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems) and related data processing software (subject to any licensing restrictions) and similar items that at any time evidence or contain information relating to any of the Purchased Loans, and other information and data that is used or useful for managing and administering the Purchased Loans, together with the nonexclusive right to use (in common with the Seller and any other secured party that has a valid and enforceable security interest therein and that agrees that its security interest is similarly nonexclusive) the Seller’s operating systems to manage and administer any of the Purchased Loans and any of the related data and information described above, or that otherwise relates to the Purchased Loans, together with the media on which the same are stored to the extent stored with material information or data that relates to property other than the Purchased Loans (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems), and the Seller’s rights to access the same, whether exclusive or nonexclusive, to the extent that such access rights may lawfully be transferred or used by the Seller’s permittees, and any computer programs that are owned by the Seller (or licensed to the Seller under licenses that may lawfully be transferred or used by the Seller’s permittees) and that are used or useful to access, organize, input, read, print or otherwise output and otherwise handle or use such information and data.

“Purchased Loans Support” means all property (real or personal) assigned, hypothecated or otherwise securing obligations in respect of Purchased Loans and includes any security agreement or other agreement granting a lien or security interest in such real or personal property, including:

(i)            all Loan Papers, whether now owned or hereafter acquired, related to, and all private mortgage insurance on, any Purchased Loans, and all renewals, extensions, modifications and replacements of any of them;

(ii)           all rights, liens, security interests, guarantees, insurance agreements and assignments accruing or to accrue to the benefit of the Seller in respect of any Purchased Loan;

(iii)          all of the Seller’s rights, powers, privileges, benefits and remedies under each and every paper now or hereafter securing, insuring, guaranteeing or otherwise relating to or delivered in connection with any Purchased Loan, including all guarantees, lien priority agreements, security agreements, deeds of trust, Purchased Loans assignments, subordination agreements, negative pledge agreements, loan agreements, management agreements, development agreements, design professional agreements, payment, performance or completion bonds, title and casualty insurance policies and mortgage guaranty or insurance contracts;

(iv)          all of the Seller’s rights, to the extent assignable, in, to and under any and all commitments issued by (1) Ginnie Mae, Fannie Mae, Freddie Mac, another mortgage company or any other investor or the Buyer or a securities issuer to guarantee, purchase or invest in any of the Purchased Loans or any MBS based on or backed by any of them or (2) any broker or investor to purchase any MBS, whether evidenced by book entry or certificate, representing or secured by any interest in any of the Purchased Loans, together with the proceeds arising from or pursuant to any and all such commitments;

(v)           all rights under every Hazard Insurance Policy relating to the improvements securing a Purchased Loan for the benefit of the lender or mortgagee under such Purchased Loan, the proceeds of all errors and omissions insurance policies and all rights under any blanket hazard insurance policies to the extent they relate to any Purchased Loan or its security and all hazard insurance or condemnation proceeds paid or payable with respect to any of the Purchased Loans and/or any of the Property securing payment of any of the Purchased Loans or covered by any related instrument;

(vi)          all present and future claims and rights of the Seller to have, demand, receive, recover, obtain and retain payments from, and all proceeds of any nature paid or payable by, any governmental, quasi-governmental or private mortgage guarantor or insurer (including VA, FHA or any other Person) with respect to any of the Purchased Loans; and

(vii)         all tax, insurance, maintenance fee and other escrow deposits or payments made by the Customers under such Purchased Loans (the Buyer acknowledges that the Seller’s rights in such deposits are limited to the rights of an escrow agent and such other rights, if any, in and to such deposits as are accorded by the Purchased Loans and related papers).

“Reacquired Mortgage Loan” is defined in Annex D.

“Reacquired/Rejected Mortgage Loans Sublimit” means that portion of the Repurchase Facility available for the purchase of Reacquired Mortgage Loans and/or Rejected Mortgage Loans, as more fully set forth in Section 5.2.

“Regulation U” means Regulation U promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, or any other regulation when promulgated to replace the prior Regulation U and having substantially the same function.

“Regulation Z” means Regulation Z promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, or any other regulation when promulgated to replace the prior Regulation Z and having substantially the same function.

“Rejected Mortgage Loan” is defined in Annex E.

“Reportable Event” shall mean any of the events set forth in section 4043(b) of ERISA or the regulations thereunder, a withdrawal from a Plan described in section 4063 of ERISA, a cessation of operations described in section 4068(f) of ERISA, an amendment to a Plan necessitating the posting of security under section 401(a)(29) of the Code, or a failure to make a payment required by section 412(m) of the Code and section 302(e) of ERISA when due.

“Repurchase Date” means (i) upon demand by the Seller or (ii) if earlier, the date on which the Seller is required to repurchase a Purchased Loan from the Buyer, being the earliest of (A) the date on which an Approved Investor is required to purchase such Purchased Loan; (B) the last day of the Repurchase Period with respect to such Purchased Loan; or (C) any date determined by application of the provisions of Sections 4.3 or 19.

“Repurchase Facility” means the revolving mortgage loan repurchase facility provided to the Seller by the Buyer pursuant to this Agreement.

“Repurchase Period” means, for any Purchased Loan, the period commencing on the applicable Purchase Date and ending on the first to occur of: (A) in the case of a Conforming Mortgage Loan, 90 days after such Purchase Date; (B) in the case of a Wet Mortgage Loan, five (5) Banking Days after such Purchase Date unless the Required Documents and, if requested by the Buyer, the Supplemental Papers, supporting such Transaction have been delivered to and accepted by the Buyer; (C) in the case of a Non-Conforming Mortgage Loan, 90 days after such Purchase Date; (D) in the case of a Rejected Mortgage Loan or a Reacquired Mortgage Loan, 360 days after such Purchase Date; provided, however, the amounts required for such Mortgage Loan to constitute a Rejected Mortgage Loan or a Reacquired Mortgage Loan, as applicable, must be repaid in accordance with Section 13.5; (E) in the case of a PSTP Mortgage Loan, 360 days after such Purchase Date or, if earlier, upon demand by the Buyer; (F) upon expiration of the Investor Commitment for such Mortgage Loan or certificate covering same or rejection by the Approved Investor under the Investor Commitment for such Mortgage Loan for purchase unless, in either case, within 10 Banking Days thereafter such Mortgage Loan is covered by a new Investor Commitment; or (G) if applicable, 14 days after redelivery by the Buyer to the Seller of any non-conforming instrument or document for correction unless the Seller has completed the correction thereof and delivered the same to the Buyer within such 14-day period.

“Repurchase Price” means the price at which a Purchased Loan is to be resold by the Buyer to the Seller on the applicable Repurchase Date, which will be determined in each case as the sum of (x) the Purchase Price, (y) the accrued and unpaid Price Differential as of the date of such determination, and (z) any accrued and unpaid Fees, expenses and indemnity amounts.

“Required Documents” means all of the Loan Papers that must be delivered to the Buyer (in the case of Dry Mortgage Loans, prior to the related Purchase Date and, in the case of Wet Mortgage Loans, on or before the fifth (5th) Banking Day after the related Purchase Date) in order for any particular Purchased Loan to have or continue to have Market Value.  Schedule RD lists the Required Documents.

“Requirements of Law” means as to any Person the formation or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Servicer” means, collectively, with respect to each Purchased Loan, any Person who owns or holds the rights to service such Purchased Loan (the “Servicing Rights”), and any Person who as a servicer or subservicer is primarily responsible for performing the servicing functions for such Purchased Loan, which is identified in a Real Estate Settlement Procedures Act of 1974, 12 U.S.C. § 2602, as amended (“RESPA”) notification letter as the Person to whom the applicable Customer sends scheduled loan payments; provided that any Servicer has been both (i) appropriately identified to the Buyer in a written notice from the Seller to the Buyer and (ii) approved by the Buyer.  The Seller is hereby approved by the Buyer as Servicer.

“Servicing Agreement” means, with respect to any Person, the arrangement — whether or not in writing — pursuant to which that Person acts as a Servicer of Mortgage Loans, whether owned by that Person or by others.

“Servicing Rights” is defined in the definition of “Servicer”.

“SIPA” means the Securities Investors Protection Act of 1970, 15 U.S.C. § 78a et. seq., as amended.

“Sublimit” means one or more (as the context requires) of the concentration limits under the Repurchase Facility described in Article 5.

“Subordinated Creditor” means each creditor holding indebtedness or other obligations of the Seller that are subordinated to the Obligations pursuant to the terms and conditions of the Subordination Agreement applicable to such creditor.

“Subordinated Debt” means any indebtedness of the Seller subordinated in writing pursuant to a Subordination Agreement to the Obligations on terms and conditions satisfactory in all respects to the Buyer, in its sole discretion, including without limitation, with respect to interest rates, payment terms, maturities, amortization schedules, collateral, covenants, defaults, remedies, and subordination provisions, as evidenced by the written approval of the Buyer.

“Subordination Agreement” means a written subordination agreement in form and substance satisfactory to and approved by the Buyer that subordinates (x) all present and future debts and obligations owing by the Seller to the Person signing such Subordination Agreement as a creditor to (y) to the Obligations, in both right of payment and lien priority, including standstill and blockage provisions approved by the Buyer.

“Subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, association or other business entity of which more than fifty percent (50%) of the securities or other ownership interests having ordinary voting power is, or with respect to which rights to control management (pursuant to any contract or other agreement or otherwise) are, at the time as of which any determination is being made, owned, controlled or held by the parent or one or more subsidiaries of the parent.

“Supplemental Papers” means the Loan Papers for a particular Purchased Loan other than its Required Documents. Schedule SP lists the Supplemental Papers.

“Tangible Assets” means all assets of the Seller, determined in accordance with GAAP, but excluding Intangible Assets.

“Tangible Net Worth” means, as of any date of determination thereof, an amount equal to the difference between (a) Tangible Assets as of such date and (b) Total Liabilities as of such date, all determined in accordance with GAAP.

“Taxes” is defined in Section 8.1.

“Termination Date” means the earlier of (i) [                            ], 2008 or (ii) the date when the Buyer’s Commitment is terminated pursuant to this Agreement or by operation of Law.

“Total Debt” means, as of any date of determination thereof, (a) the sum (without duplication) of (i) Total Liabilities as of such date and (ii) all indebtedness or other obligations for borrowed money or for the deferred purchase price of property or services as of such date, minus (b) the sum of, to the extent included in clause (a)(i) or (ii) above, (i) if outstanding at any time, any Subordinated Debt, all determined in accordance with GAAP.

“Total Liabilities” or “Liabilities” means all liabilities and obligations of the Seller, determined in accordance with GAAP, and includes, without limitation, Funded Liabilities and/or Current Liabilities, as the case may be.

“Transaction” is defined in Article 1.

“Type” means (a) when used in respect of any Purchased Loan, a Conforming Mortgage Loan, a Wet Mortgage Loan, a Non-Conforming Mortgage Loan, a Reacquired Mortgage Loan, a Rejected Mortgage Loan or an PSTP Mortgage Loan, and (b) when used in respect of any Sublimit, the Conforming Mortgage Loans Sublimit, the Wet Mortgage Loans Sublimit, the Non-Conforming Mortgage Loans Sublimit, the Reacquired/Rejected Mortgage Loans Sublimit, the Rejected Mortgage Loans Sublimit or the PSTP Mortgage Loans Sublimit.

“UCC” means the Uniform Commercial Code or similar Laws of the applicable jurisdiction, as amended from time to time.

“VA” means the Department of Veterans Affairs and any successor.

“Wet Mortgage Loan” is defined in Annex F.

“Wet Mortgage Loan Period” means, with respect to a Wet Mortgage Loan, the five (5) Banking Day period, commencing on the Purchase Date, by which the Seller must deliver to the Buyer the Required Documents for such Mortgage Loan.

“Wet Mortgage Loans Sublimit” means that portion of the Repurchase Facility available for the purchase of Wet Mortgage Loans, as more fully set forth in the table in Section 5.2(iii).

“Wholly-Owned Subsidiary” shall mean any Subsidiary, all of the stock or ownership interests of every class of which shall, at the time as of which any determination is being made, be owned by the Seller either directly or through a Wholly-Owned Subsidiary.

2.3           Definitions for Price Calculations.  For convenience of reference, definitions used in provisions relating to calculation of the applicable Pricing Rate and payment of Price Differential are grouped together in this Section.

“Base Rate” is defined in the definition of “Rate”.

“Index” means a standard interest rate used as an index for determining a Rate hereunder.  The Indexes used in this Agreement are:

(i)            “LIBOR”, which means, for any day on which a Transaction is Open, the rate appearing on the display designated as Reuters Screen LIBOR 01 Page (or on any successor or substitute page, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page, as determined by the Buyer from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m. on that day, as the rate for delivery on that day of one (1) month U.S. dollar deposits of One Million Dollars ($1,000,000) or, if not so reported on such service for any reason, then on any other interest rate reporting service of recognized standing designated in writing by the Buyer to the Seller, as the one-month LIBOR, adjusted daily with each change in the one-month LIBOR; provided, however, in no event shall such rate be less than a floor rate per annum equal to 2.50% (250 basis points) or greater than a ceiling rate equal to the Prime Rate, which floor rate is subject to change at any time upon written notice from the Buyer.  Any Price Differential based on LIBOR shall be (a) calculated on a 360 day basis applied for the actual number of days for which the Transaction to which it applies is Open (i.e., on a 365/360 (or 366/360 in a leap year) day basis) and (b) adjusted daily with each change in LIBOR.

(ii)           The “Prime Rate”, which means the rate of interest per annum publicly announced from time to time by Colonial Bank as its prime rate; provided, however, in no event shall such rate be less than a floor rate per annum equal to 5.50% (550 basis points), which floor rate is subject to change at any time upon written notice from the Buyer.  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.  The Prime Rate is a reference rate and is not necessarily the lowest rate.  Any Price Differential based on the Prime Rate shall be (a) computed on a 365/365 (or 366/366 in a leap year) day basis and (b) adjusted daily with each change in the Prime Rate.

Should any issue ever arise in any forum or under any circumstances as to the amount of any Index for any then-current or any prior day, a certificate of the chief credit officer of Colonial Bank, stating such Index for that day, absent manifest error, shall conclusively establish what the Index was for that day.

“Past Due” means that the Seller has not repurchased the subject Purchased Loan on or before its Repurchase Date.

“Price Differential” means, with respect to any Transaction hereunder for any day, the aggregate amount obtained by daily multiplication, for each day, commencing on (and including) the Purchase Date and ending on (but excluding) such date of determination, of (i) the Pricing Rate applicable to such Transaction on such day, by (ii) the Purchase Price for such Transaction on such day, reduced by the amount of Price Differential theretofore paid by the Seller to the Buyer with respect to such Transaction.  Absent manifest error, the Buyer’s determination of the Price Differential shall be conclusive and binding.

“Pricing Margin” means the pricing rate margin to be added to a specified Index to determine a Rate.  The margins used in this Agreement are: (A) the “LIBOR Margin”, which means, (1) in the case of Conforming Mortgage Loans, 1.45% (145 basis points), floating daily; subject, however, to adjustment to 1.70% (170 basis points) after the 60th day after the applicable Purchase Date (said adjustment being effective on day 61); (2) for Wet Mortgage Loans, 1.50% (150 basis points), floating daily; (3) for Non-Conforming Mortgage Loans, 1.50% (150 basis points), floating daily; subject, however, to adjustment to 1.75% (175 basis points) after the 60th day after the applicable Purchase Date (said adjustment being effective on day 61); (4) for Reacquired Mortgage Loans or Rejected Mortgage Loans, 2.50% (250 basis points), floating daily; and (5) for PSTP Mortgage Loans, 2.25% (225 basis points), floating daily; and (B) the “Prime Margin”, which means 3% (300 basis points).

“Rate” means the Pricing Rate (R) to be multiplied by the Purchase Price (P) of the Purchased Loans in each Open Transaction for the relevant time period (T) to determine Price Differential (I).  Each Rate is stated as an annual percentage rate and is the sum of an Index and a Pricing Margin.  The Rates used in this Agreement are:

(i)            The “Base Rate” which, for each day on which the relevant Transaction is Open, is a rate per annum equal to the lesser of:

(a)           the sum of (x) LIBOR for that day and (y) the LIBOR Margin; or

(b)           the Ceiling Rate for that day;

(ii)           The “Ceiling Rate” which means, on any day, the maximum nonusurious rate of interest permitted for that day by applicable Law, stated as a rate per annum; and

(iii)          The “Past Due Rate” which means, for any day after the Repurchase Date for the relevant Transaction, the lesser of:

(a)           the sum of (x) Prime Rate for that day and (y) the Prime Margin; and

(b)           the Ceiling Rate for that day.

Each determination by the Buyer of any Rate, absent manifest error, shall be conclusive and binding.

“Pricing Rate” means the Rate for determination of Price Differential, and shall be for all Open Transactions the Rates applicable to each of the Open Transactions; provided that if on any day the applicable Rate for any such Transaction as a whole or the aggregate of all Open Transactions determined as provided above shall exceed the relevant Ceiling Rate for that day, then the Rate therefor shall be reset to the Ceiling Rate on that day for that day.

2.4          Other Definitional Provisions.

(i)            Accounting terms not otherwise defined shall have the meanings given them under GAAP; provided that, for purposes of determining compliance with any covenant set forth in Section 18.24, such term shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the financial statements referred to in Section 16.1(iv)(a); and further provided, that if the Seller notifies the Buyer that the Seller wishes to amend any covenant in Section 18.24 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Buyer notifies the Seller that the Seller wishes to amend Section 18.24 for such purpose), then the Seller’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Seller and the Buyer.

(ii)           Defined terms may be used in the singular or the plural, as the context requires.

(iii)          Except where otherwise specified, all times of day used in the Facility Papers are local (U.S. Eastern Time Zone) times in Orlando, Florida.

(iv)          Unless the context plainly otherwise requires (e.g., if preceded by the word “not”), wherever the word “including” or a similar word is used in the Facility Papers, it shall be read as if it were written, “including by way of example but without in any way limiting the generality of the foregoing concept or description”.

3              The Buyer’s Commitment

3.1          The Buyer’s Commitment to Purchase.  Subject to the terms and conditions of this Agreement, and provided the conditions precedent set forth in Article 15 have been satisfied and no Potential Default or Event of Default has occurred that the Buyer has not declared in writing to have been cured or waived (or, if one has occurred and not been so declared cured or waived, if the Buyer, in its sole discretion and with or without waiving such Potential Default or Event of Default, has elected in writing that Transactions under this Agreement shall continue nonetheless), the Buyer agrees to make revolving purchases of Eligible Loans, until the Termination Date, so long as the Aggregate Outstanding Purchase Price does not exceed the Commitment.

3.2          Expiration or Termination of the Commitment.  Unless extended in writing or terminated earlier in accordance with this Agreement, the Buyer’s Commitment shall automatically expire at the close of business (A) on the date set forth in clause (i) of the definition of Termination Date, without any requirement for notice or any other action by the Buyer or any other Person, or (B) on any date prior to the date set forth in clause (i) of the definition of Termination Date as may be determined by the Buyer, in its sole discretion, upon notice not less than 6 month’s notice to the Seller, in each case subject to earlier termination as set forth in Section 19.2.  The Buyer’s Commitment may not be reduced in part by the Seller, but may be terminated in its entirety at any time by the Seller upon at least sixty (60) days’ prior irrevocable notice to the Buyer, provided all Obligations are paid in full on or prior to such termination date.

3.3          Changes in Product Eligibility.  The Buyer may from time to time, in the exercise of the Buyer’s reasonable discretion based on, among other things, prevailing market conditions or changes in the Buyer’s internal underwriting standards and without the consent of the Seller, revise the definition of Conforming Mortgage Loan, Eligible Loans, Non-Conforming Mortgage Loan, Reacquired Mortgage Loan, Rejected Mortgage Loan, PSTP Mortgage Loan and/or Wet Mortgage Loan by delivery to the Seller of an Eligibility Change Notice.  Each Eligibility Change Notice shall be effective as of the effective date set forth therein, provided such effective date shall not be earlier than the date of the Seller’s receipt of the Eligibility Change Notice, and provided further that the revisions effectuated pursuant to the Eligibility Change Notice shall not be applicable to Mortgage Loans in the Seller’s pipeline as of such effective date (i.e., Mortgage Loans that have been committed by the Seller as of such effective date but that have not yet closed).

4              Initiation; Purchase Request; Termination

4.1          Seller’s Purchase Request.

(i)            Any agreement to enter into a Transaction shall be made by notice to the Buyer at the initiation of the Seller. To request a Transaction, the Seller shall provide the Buyer with a Purchase Request (Electronically Submitted or by facsimile). Each Purchase Request shall identify the informational requirements set forth in the Procedural Manual.

(ii)           If the Seller submits a Purchase Request and:

(a)           it is received by 12:00 p.m. (or 3:00 p.m. if Electronically Submitted) on the proposed Purchase Date, the Transaction shall be funded by the Buyer on such date, provided that all conditions to funding (including the requirements of Section 3.1 and this Section 4.1) are then satisfied; or

(b)           it is not received until after 12:00 p.m. (or 3:00 p.m. if Electronically Submitted) on the proposed Purchase Date, then the Buyer shall fund such requested Transaction on the next succeeding Banking Day, provided that all conditions to funding (including the requirements of Section 3.1 and this Section 4.1) are then satisfied.

4.2          Binding Transactions.  Upon Buyer’s receipt of a Purchase Request, the Transaction requested by the Seller under such Purchase Request shall become binding and irrevocable on the parties. The Buyer shall be entitled to rely on the accuracy, and may act without liability upon the basis, of each Purchase Request made by the Seller without further investigation or inquiry.  In each case, the Seller waives the right to dispute or hold the Buyer in any way responsible for any errors or omissions in any Purchase Request. By delivering a Purchase Request to the Buyer, the Seller shall be deemed to represent and warrant to the Buyer that all of the representations and warranties in this Agreement and in the other Facility Papers are true and correct with the same force and effect as if made on the date of such Purchase Request and that no Potential Default or Event of Default has occurred and is continuing.  The Buyer reserves the right in its discretion to review and reduce the Buyer’s Margin Percentage at any time with respect to any Transaction.  Notwithstanding anything contained herein to the contrary, in no event will the Buyer be obligated, at any time after the date hereof, to fund the purchase of any Eligible Loans originated by any third party correspondent of the Seller and purchased by the Seller from such third party correspondent until the Seller has delivered or has caused to be delivered to the Buyer all of the Required Documents and, if requested by the Buyer at any time, all of the Supplemental Papers (accompanied by a bailment letter, in form and substance acceptable to the Buyer, if such third party correspondent is not a bank) for such Mortgage Loan. The Buyer may change its procedures for funding requests for Transactions from time to time upon not less than three (3) Banking Days’ prior notice to the Seller. In the event of any conflict between the terms of a Purchase Request and this Agreement, this Agreement shall prevail.

4.3          Transaction Termination.

(i)            Automatic Termination.  The Seller shall repurchase each Purchased Loan from the Buyer on the applicable Repurchase Date at the applicable Repurchase Price.  Each Transaction will automatically terminate on the earlier of (x) the date when the subject Purchased Loans are purchased by Approved Investors or (y) the Termination Date.

(ii)           How Terminations will be Effected.  Termination of every Transaction will be effected by (x) the Buyer’s reconveyance to the Seller or its designee of the Purchased Loans and payment of any Income in respect thereof received by the Buyer and not previously either paid to the Seller or applied as a credit to the  Obligations, against (y) payment by the Seller (or, by an Approved Investor on behalf of the Seller, if payment is being made in connection with an Investor Commitment) to the Buyer of the Repurchase Price therefor in immediately available funds to the account referred to in Section 4.4 by 1:00 p.m. on the Repurchase Date, so that the Buyer receives the Repurchase Price in collected funds on that same Banking Day; provided that the portion of the Repurchase Price attributable to accrued and unpaid Price Differential as of such Repurchase Date shall not be due until the earlier of:

(a)           the Termination Date; or

(b)           the fifth (5th) day after receipt by the Seller of the Buyer’s invoice therefor, which invoice will be delivered to the Seller (electronically or otherwise) on or before the 5th day of the month immediately following the month in which the Repurchase Date occurred, provided, however, that any failure or delay in delivering such invoice or any inaccuracy therein shall not affect the Obligations;

The Buyer is authorized by the Seller to debit amounts on deposit in the Master Advance Account (or any of the Seller’s other accounts maintained with the Buyer) for payment of Price Differential and Fees when due.  The Buyer shall have the sole right of withdrawal with regard to funds from time to time in the Investor Funding Account and shall periodically transfer any excess funds remaining in the Investor Funding Account to the Master Advance Account after payment of the Repurchase Prices and other amounts due the Buyer hereunder.

4.4           Place for Payments of Repurchase Prices.  All Repurchase Price payments, whether attributable to Purchase Price or Price Differential, shall be paid to directly to the Buyer by wire transfer to:

Colonial Bank, N.A.

201 East Pine Street, Suite 730

Orlando, FL  32801

ABA No. 062001319

For Credit Account No. 8037245274

Attention: Mortgage Warehouse Lending Division

Phone:  (407) 835-6700

For credit to:  Sirva Mortgage, Inc. – Investor Funding Account

Such wire shall also specify the last name(s) of each Customer and loan number(s) for the applicable Mortgage Loan(s); provided, however, the Buyer may change the wire transfer instructions from time to time by written notice to the Seller.

4.5           If Repurchase Price Not Paid.  If the Seller fails for any reason to repurchase any one or more Purchased Loans on the applicable Repurchase Date in the manner and by the time specified in Sections 4.3 and 4.4, in addition to the Buyer’s other rights and remedies set forth herein, the Buyer is hereby specifically and irrevocably authorized to withdraw the Seller’s cleared funds from the Master Advance Account in an amount equal to the sum of the Repurchase Prices of all Purchased Loans that are Past Due on that day and apply such funds withdrawn to the payment of the Repurchase Prices of such Purchased Loans in such order and manner as the Buyer may elect.  The foregoing authorization shall remain in effect until all amounts in respect of the Obligations are paid to the Buyer.

5              Transaction Limits and Sublimits

5.1           Transaction Limits.  Each Transaction shall be subject to the Sublimits set forth in Section 5.2.  No Transaction will be executed if after giving effect to such Transaction, the Aggregate Outstanding Purchase Price exceeds or would exceed the Commitment.

5.2           Transaction Sublimits.  The following sublimits shall also be applicable to Transactions hereunder:

(i)            The Aggregate Outstanding Purchase Price of Purchased Loans that are Conforming Mortgage Loans shall not exceed one hundred percent (100%) of the Commitment (the “Conforming Mortgage Loans Sublimit”).

(ii)           The Aggregate Outstanding Purchase Price of all Purchased Loans that are Wet Mortgage Loans shall not exceed (x) the lesser of: (1) $8,750,000 or (2) thirty-five percent (35%) of the Commitment on any of the first five and last five Banking Days of any month or (y) the lesser of: (1) $6,250,000 or (2) twenty-five percent (25%) of the Commitment on any other day (the “Wet Mortgage Loans Sublimit”).

(iii)          The Aggregate Outstanding Purchase Price of all Purchased Loans that are of the Type listed in the first column of the following table shall not exceed the lesser of the amount listed in the second column of the table below or the percentage of the Commitment listed in the third column of the table (the name of that Sublimit is set forth in the fourth column):

Type of Purchased Loan	Maximum Amount	Maximum percentage of Commitment	Name of Sublimit
Non-Conforming Mortgage Loans	$2,500,000	10%	“Non-Conforming Mortgage Loans Sublimit”
Reacquired Mortgage Loans and Rejected Mortgage Loans	$2,500,000	10%	“Reacquired/Rejected Mortgage Loans Sublimit”
PSTP Mortgage Loans	$5,000,000	N/A	“PSTP Mortgage Loans Sublimit”

If as of any Determination Date any of such Sublimits shall be exceeded, by notice to the Seller the Buyer may demand that the Seller repurchase from the Buyer so many Purchased Loans of the relevant Type as shall be required to reduce the Aggregate Outstanding Purchase Price of Purchased Loans of that Type to a level that does not exceed the relevant Sublimit, and the Seller shall pay to the Buyer the Repurchase Price for each such Purchased Loan within one (1) Banking Day after such demand.  If no Event of Default has occurred and is then continuing, upon the Buyer’s receipt of such Repurchase Prices, the Buyer shall reconvey to the Seller the Purchased Loans for which the Buyer has been paid such Repurchase Prices, but only to the extent that the conveyance from the Buyer to the Seller of such Purchased Loans pursuant to this Section 5 does not cause or result in a Margin Deficit pursuant to Section 7.1.

6              Price Differential

6.1           Pricing Rate.  Subject to the following rules, and as contemplated in the definition of Pricing Rate, the Pricing Rate to be applied to the Purchase Price of a Purchased Loan to determine the Price Differential in all Open Transactions on any day when no Event of Default has occurred and is continuing shall be the Base Rate for that day and for that Type of Purchased Loan.  Any change in the Pricing Rate due to a change in the Index shall be effective at the beginning of the Banking Day on which any such change is announced.  Notwithstanding the foregoing, if the Buyer, in its sole discretion, extends the Repurchase Period with respect to any Past Due Purchased Loan, then, in addition to any payments required to be made by the Seller pursuant to Section 13.5, the Pricing Rate to be applied to such Past Due Purchased Loan during such extended period of time may, at the Buyer’s election, be increased to the lesser of the (i) Past Due Rate or (ii) Ceiling Rate, from (and including) the day immediately following the Repurchase Date for each such Past Due Purchased Loan and until (but excluding) the date on which such Past Due Purchased Loan is repurchased by the Seller by payment to the Buyer of the full Repurchase Price in immediately available funds.  The foregoing notwithstanding, if any Purchased Loan is Past Due for more than ten (10) days, the Buyer, at its option, may elect, without notice to the Seller, to utilize the Ceiling Rate as the Pricing Rate for such Past Due Purchased Loan for each day that such Purchased Loan is Past Due.

6.2           Price Differential Payment Due Dates.  The Price Differential on each Open Transaction accrued and unpaid as of the end of each calendar month shall be due and payable, whether or not such Transaction is still Open on such payment date, on or before the fifth (5th) day after receipt by the Seller of the Buyer’s invoice therefor, which invoice will be delivered to the Seller (electronically or otherwise) on or before the 5th day of the immediately following month, provided, however, that any failure or delay in delivering such invoice or any inaccuracy therein shall not affect the Obligations. With respect to any Price Differential not paid by the Seller on or before the due date therefor, the Pricing Rate may, at the Buyer’s election, be increased, for all Open Transactions, to the Past Due Rate, from (and including) the day immediately following the original payment due date for such Price Differential and until (but excluding) the date on which all outstanding Price Differential is paid in full in immediately available funds. The foregoing notwithstanding, if any payment of Price Differential is more than ten (10) days past due, the Buyer, at its option, may elect, without notice to the Seller, to utilize the Ceiling Rate as the Pricing Rate for all Open Transactions for each day that such payment of Price Differential is past due.  All accrued and unpaid Price Differential on all Transactions shall be due and payable on the Termination Date.

7              Margin Maintenance

7.1           Margin Deficit.  If at any time (i) the Market Value of a Purchased Loan is less than the Repurchase Price for such Purchased Loan or (ii) the aggregate Market Value of all Purchased Loans is less than the aggregate Repurchase Price for all Purchased Loans (in each case, a “Margin Deficit”), then by notice to the Seller (a “Margin Call”), the Buyer may require the Seller to pay to the Buyer, in immediately available funds, (x) the difference between the Market Value of such Purchased Loan and the Repurchase Price for such Purchased Loan or (y) the difference between the Market Value of all such Purchased Loans and the aggregate Repurchase Price for all such Purchased Loans, as applicable.

7.2           Margin Call Deadline.  If the Buyer notifies the Seller of a Margin Call at or before 12:00 p.m. (or such other time as the parties may mutually agree) on any Banking Day, then the Seller shall make the payment required in Section 7.1 by the next Banking Day (or such other time as the parties may mutually agree).

7.3           Application of Margin Payments.  Any payment to the Buyer pursuant to Section 7.1 shall be applied by the Buyer to reduce the Repurchase Price of the applicable Transaction(s) in accordance with Section 13.7.

8              Taxes

8.1           Payments to be Free of Taxes; Withholding. All payments made by the Seller under this Agreement and the other Facility Papers shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Buyer, net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Buyer as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Buyer (excluding a connection arising solely from the Buyer having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or the other Facility Papers) or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Taxes”).  If any Taxes are required to be withheld from any amounts payable to the Buyer hereunder or under other Facility Papers, the amounts so payable to the Buyer shall be increased to the extent necessary to yield to the Buyer (after payment of all Taxes) interest (or its equivalent) or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Facility Papers.  Whenever any Taxes are payable by the Seller, as promptly as possible thereafter the Seller shall send to the Buyer a certified copy of an original official receipt received by the Seller showing payment thereof.  If the Seller fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Buyer the required receipts or other required documentary evidence, the Seller shall indemnify the Buyer for any incremental taxes, interest or penalties that may become payable by the Buyer as a result of any such failure.  The agreements in this subsection shall survive the termination of this Agreement and the payment of the amounts payable hereunder and under the other Facility Papers.

9              Income Payments

Notwithstanding that the Buyer and the Seller intend that the Transactions be sales to the Buyer of the Purchased Loans, where a particular Transaction’s term extends over an Income payment date in respect of the Purchased Loans subject to that Transaction, unless (i) otherwise mutually agreed by the Buyer and the Seller (in which event the Income shall be paid in accordance with their agreement) or (ii) an Event of Default or Potential Default shall have occurred and be continuing (in which event, all Income shall be paid to the Buyer to be applied towards payment of the Obligations), all payments and distributions, whether in cash or in kind, made on or with respect to the Purchased Loans collected by the Seller from the applicable Customer shall be immediately sent to the Buyer in the form received by the Seller or shall be deposited in a separate segregated account of the Seller named “Receipts on Purchased Loans Owned By Colonial Bank, N.A.” and, on clearing of such deposits, shall be wire transferred immediately thereafter by the Seller to the Buyer for deposit into the Investor Funding Account for application to the Obligations in accordance with Section 4.3(ii). The Buyer shall have no obligation to collect or apply any Income to prevent or reduce any Margin Deficit.

10           Fees

10.1         Repurchase Facility Fees and Other Fees.

(i)            The Seller agrees to pay to the Buyer a collateral processing fee (the “Collateral Processing Fee”) in the amount of $10.00 for each Mortgage Loan that the Buyer purchases (Wet Mortgage Loans or Conforming Mortgage Loans or Non-Conforming Loans that are purchased under the applicable Sublimit and then moved to the Reacquired/Rejected Mortgage Loan Sublimit are not charged twice), payable monthly in arrears on or before ten (10) days following receipt by the Seller of a statement from the Buyer for such Collateral Processing Fee based upon the prior month’s activity, unless otherwise directed by the Buyer.

(ii)           The Seller agrees to pay to the Buyer an endorsement fee (the “Endorsement Fee”) in the amount of $10.00 for each Mortgage Loan that the Buyer endorses on behalf of the Seller because such Mortgage Loan is missing the Seller’s endorsement when it is submitted to the Buyer, payable monthly in arrears on or before ten (10) days following receipt by the Seller of a statement from the Buyer for such Endorsement Fee based upon the prior month’s activity (which statement may be included with or be a part of the monthly billing statement delivered by the Buyer to the Seller), unless otherwise directed by the Buyer.

(iii)          If, at any time, the average daily amount outstanding under the Repurchase Facility for any fiscal quarter of the Seller then ended is less than fifty percent (50%) of the average daily availability under the Repurchase Facility for such fiscal quarter, the Seller shall pay to the Buyer a non-usage fee (the “Non-Usage Fee”) at a rate per annum equal to 0.125% (12.50 basis points) on the difference between (i) fifty percent (50%) of the average daily availability under the Repurchase Facility for such fiscal quarter and (ii) the average daily amount outstanding under the Repurchase Facility for such fiscal quarter.  If applicable at any time or from time to time, such Non-Usage Fee shall be payable quarterly in arrears on or before the second (2nd) Banking Day following receipt by the Seller of a statement from the Buyer for such Non-Usage Fee based upon the prior fiscal quarter’s activity (which statement may be included with or be a part of a monthly Price Differential billing statement delivered by the Buyer to the Seller).  Failure of the Buyer to deliver such statement to the Seller shall not affect the Seller’s obligation to pay the Non-Usage Fee.

(iv)          If at the end of any calendar month the Seller is not in compliance with any of the financial covenants set forth in Section 18.24, and the Buyer agrees, in its sole discretion and in writing, to forbear enforcement of such covenant violation(s), the Seller shall pay the Buyer, for each such covenant violation, an administrative fee (the “Administrative Fee”) in the amount of $1,500.00 for each month that such covenant violation and forbearance continues, which Administrative Fee shall be payable within five (5) Banking Days following each calendar month-end (and the Buyer is authorized by the Seller to debit amounts on deposit in the Master Advance Account or any of the Seller’s other accounts maintained with the Buyer for such payment); provided, however, nothing contained herein shall obligate the Buyer to agree to any such forbearance; and further provided, however, if the Buyer does not agree to any such forbearance (or, at any time following its agreement to any such forbearance, thereafter withdraws such forbearance in writing), the Seller’s non-compliance with the provisions of Section 18.24 shall constitute an Event of Default.

(v)           The Seller agrees to pay to the Buyer, if charged by the Buyer in its sole discretion, a reinstatement fee (the “Reinstatement Fee”) in the amount of $5.00 for each Purchase Loan that has been shipped to an Approved Investor for purchase and been returned unpurchased.  Such Reinstatement Fee, if any, shall be payable monthly in arrears upon receipt by the Seller of a statement from the Buyer therefor based upon the prior month’s activity and on the dates separately agreed to by the Buyer and the Seller.

(vi)          The Seller agrees to pay to the Buyer, if charged by the Buyer in its sole discretion, a wire transfer fee (the “Wire Transfer Fee”) in the amount of $15.00 for each outgoing wire transfer made by the Buyer on behalf of the Seller.  Such Wire Transfer Fee, if any, shall be payable monthly in arrears upon receipt by the Seller of a statement from the Buyer therefor based upon the prior month’s activity and on the dates separately agreed to by the Buyer and the Seller.

(vii)         In addition to the foregoing fees, the Seller shall pay or reimburse the Buyer for any transaction fees payable to MERS in connection with the registration of mortgage assignments to the Buyer for the benefit of the Buyer if the Seller uses MERS and, further, shall pay all pass-through costs in connection with the purchase of Mortgage Loans under the Reacquired/Rejected Mortgage Loans Sublimit (recording costs, etc.).

(viii)        The fees set forth in this Section 10.1, once paid, shall not be refundable under any circumstances.

11           Security Interest

Although the parties intend that, subject to and not inconsistent with Article 36, all Transactions be sales and purchases and not loans, if any one or more Transactions are recharacterized as loans by a court of competent jurisdiction, the Seller shall be conclusively deemed, as security for the payment and performance by the Seller of its obligations under each such recharacterized Transaction, to have pledged and granted to the Buyer a security interest in and a lien on, all of the Purchased Loans with respect to all such recharacterized Transactions and all Income and proceeds from the Purchased Loans that are the subject matter of such recharacterized Transactions, including the Purchased Loans Support and all of the property, rights and other items described in the definition of “Mortgage Loan” in Section 2.2 for each such Purchased Loan, and for that purpose the Seller hereby grants the Buyer a security interest in and a lien to the property described on the copy of Exhibit A to the UCC financing statement to be filed by the Buyer that is attached as Schedule 11, and this Agreement shall constitute a security agreement.  The Seller agrees to do such things as applicable Law requires to maintain the security interest of the Buyer so granted in all of the Purchased Loans with respect to all such recharacterized Transactions and all Income and proceeds from the Purchased Loans that are the subject matter of such recharacterized Transactions as a perfected first priority Lien at all times.  The Seller hereby authorizes the Buyer to file any financing or continuation statements under the applicable UCC to perfect or continue such security interest in any and all applicable filing offices.  The Seller shall pay all customary fees and expenses associated with perfecting such security interest including the costs of filing financing and continuation statements under the UCC and recording assignments of Mortgages as and when required by the Buyer, in its reasonable discretion.

12           Substitution

12.1         Seller May Substitute Other Eligible Loans with Notice to and Approval of the Buyer.  Subject to agreement with and acceptance by, and upon notice to, the Buyer, the Seller may substitute for any Purchased Loan an Eligible Loan of the same Type.  If the Seller gives notice to the Buyer at or before 12:00 noon on a Banking Day, the Buyer may elect, by the close of business on the Banking Day notice is received or by the close of the next Banking Day if notice is received after 12:00 noon on such day, not to accept such substitution (no election by the Buyer being deemed a rejection of the substitution).  If such substitution is accepted by the Buyer, such substitution shall be made by the Seller’s transfer to the Buyer of such other Eligible Loan and the Buyer’s transfer to the Seller of such Purchased Loan, and after such substitution, the substituted Eligible Loan shall be deemed to be a Purchased Loan.  If the Buyer elects not to accept such substitution, the Seller shall offer the Buyer the right to terminate the related Transaction.

12.2         Payment to Accompany Substitution.  If the Seller exercises its right to substitute or terminate under Section 12.1, the Seller shall be obligated to pay to the Buyer by the close of the Banking Day of such substitution or termination, as the case may be, an amount equal to the sum of (x) actual cost (including all customary fees, expenses and commissions) to the Buyer of (i) entering into replacement Transactions, (ii) entering into or terminating hedge transactions and/or (iii) terminating Transactions or substituting securities in like transactions with third parties in connection with or as a result of such substitution or termination, and (y) to the extent the Buyer determines not to enter into replacement Transactions, the loss incurred by the Buyer directly arising or resulting from such substitution or termination.  The foregoing amounts shall be solely determined and calculated by the Buyer in good faith.

13           Payment and Transfer

13.1          Immediately Available Funds; Notice to the Buyer.  Unless otherwise mutually agreed, all transfers of funds hereunder shall be in immediately available funds.

13.2          Payments to the Buyer.  Except as otherwise specifically provided in this Agreement, all payments required of the Seller by this Agreement or the other Facility Papers to be made to the Buyer shall be paid (i) to the Buyer for deposit in the Investor Funding Account, (ii) by not later than 1:00 p.m. on the day when due, it being expressly agreed and understood that if a payment is received after 1:00 p.m. by the Buyer, such payment will be deemed to have been made on the next succeeding Banking Day and any Price Differential accruing with respect thereto thereon shall be payable at the then applicable Pricing Rate during such extension; provided, however, any payments received via wire transfer before 5:00 p.m. shall be treated as having been received by the Buyer on the same Banking Day as receipt of such funds if (B) the Seller has sufficiently identified to the Buyer the Transaction and related Purchased Loans to which such payment relates (by the last name(s) of each Customer and loan number(s)) prior to 12:00 p.m. noon on the next Banking Day after receipt of such funds) and (B) the transfer is actually confirmed by the Buyer as being credited to the Buyer’s account with the Federal Reserve Bank on the Banking Day of the receipt of such funds, and (iii) without setoff, counterclaim or deduction, in lawful money of the United States of America in immediately available funds at the principal office of the Buyer located at 201 East Pine, Suite 730, Orlando, FL  32801, or by fed funds wire transfer to:

Colonial Bank, N.A.

201 East Pine Street, Suite 730

Orlando, FL  32801

ABA No. 062001319

Attention: Mortgage Warehouse Lending Division

Phone:  (407) 835-6700

Account No. 8037245274

For Credit — Investor Funding Account of Sirva Mortgage, Inc.

or at such other place as the Buyer shall designate from time to time.  Whenever any payment to be made under this Agreement or any of the other Facility Papers shall be stated to be due on a day that is not a Banking Day, the due date for that payment shall be automatically extended to the next day that is a Banking Day, and (if applicable) Price Differential at the applicable rate (determined in accordance with this Agreement) shall continue to accrue during the period of such extension.

13.3         If Payment Not Made When Due.  If and to the extent any payment is not made when due under this Agreement or any of the other Facility Papers, the Seller authorizes the Buyer then or at any time thereafter to charge any amounts so due and unpaid against any or all of the Seller’s accounts with the Buyer; provided that such right to charge the Seller’s accounts shall not apply to any escrow, trust or other deposit accounts designated as being held by the Seller on behalf of third party owners of the escrowed funds other than Affiliates of the Seller.  The Buyer agrees to use reasonable efforts to promptly advise the Seller of any charge made pursuant to this Section, but its failure to do so will not affect the validity or collectibility of such charge.  This Section 13.3 shall not limit any of the Buyer’s other rights and remedies set forth in this Agreement.

13.4         Reserved.

13.5         Mandatory Payment of Repurchase Prices.  In addition to mandatory payments required under Sections 4.3 and 7.1 and Articles 6, 9 and 10, in the case of any Purchased Loan funded with a Reacquired/Rejected Mortgage Loans Sublimit Transaction and not repaid in full within ninety (90) days after the Purchase Date therefor, the Seller shall immediately pay to the Buyer to reduce the Repurchase Price for the applicable Transaction (A) on the 91st day after such Purchase Date, 15% of the initial Purchase Price for such Purchased Loan, and (B) every 90th day thereafter, an additional 25% of the initial Purchase Price for such Purchased Loan so that the entire Purchase Price has been paid in full on or before the 360th day following such Purchase Date.  If the Buyer continues to hold any Purchased Loans past the applicable Repurchase Period, the Seller shall pay to the Buyer the related Repurchase Price on the Buyer’s demand, or if no demand for payment is made, in accordance with the payment schedule specified therefor by the Buyer (which payment schedule shall not exceed an aggregate of 364 days after the initial Purchase Date (after taking into account the number of days lapsed in the Repurchase Period), and may require periodic payments by the Seller toward reduction of the Repurchase Prices).

13.6         Optional Prepayment of Repurchase Prices.  The Seller shall have the right at any time and from time to time to prepay outstanding Transactions of any Type, in whole, but not in part, without premium or penalty and without prior written notice to the Buyer, and such prepayment shall reduce the Repurchase Prices related to such Transactions; provided, however, each partial prepayment shall be in an amount sufficient to pay the Repurchase Price for the particular Purchased Loan related to such Transaction and the Seller shall, at the time of making such prepayment, designate the Transaction being prepaid.  If the Seller fails to make such a designation, any funds received as a prepayment pursuant to this Section 13.6 shall be applied to the Obligations in such order as the Buyer, in its sole discretion, may determine.

13.7         Distribution of Payments.

(a)           Prior to the occurrence of an Event of Default and acceleration of all Obligations or termination of the Commitment, all amounts received on any day by the Buyer in respect of Repurchase Prices (other than the Price Differential) for related Transactions shall be applied by the Buyer as follows: first, to pay the Transactions outstanding and due and payable on such day pursuant to Section 13.5; second, to prepay the Transactions outstanding and due and payable on such day pursuant to Section 13.6; and third, the balance, if any (provided, that no Potential Default or Event of Default has occurred and is continuing), to the Seller by transfer to the Master Advance Account.  If any Potential Default or Event of Default has occurred and is continuing, but the Obligations have not yet been accelerated pursuant to Section 19.2, all amounts remaining after making the applications required by clauses first and second above shall be applied to the payment of outstanding Transactions and/or other outstanding Obligations, in such order as the Buyer may determine.

(c)           Following (i) the occurrence of an Event of Default and acceleration of all Obligations or (ii) termination of the Commitment, all amounts received by the Buyer hereunder and under the other Facility Papers shall be disbursed by the Buyer as follows: first, to the Buyer to reimburse the Buyer for all fees, costs and expenses set forth in Section 21.1 reasonably incurred by the Buyer in connection with an Event of Default or otherwise payable to the Buyer under the Facility Papers; second, to the Buyer to pay the Price Differential on all Transactions and Fees due the Buyer; third, to the Buyer to pay the Purchase Prices on all outstanding Transactions in such order and amounts as the Buyer, in its sole discretion, may determine; fourth, to the Buyer to pay all remaining unpaid Obligations; and fifth, any remaining amounts, to the Seller by transfer to the Master Advance Account, or to such other account as the Seller may direct in writing for such purpose.

14           Segregation of Documents Relating to Purchased Loans

All documents relating to Purchased Loans in the possession of the Seller or its designee (including any Servicer or any subservicer) shall be segregated from other documents and securities in its or its designee’s possession and shall be identified as being owned by the Buyer (which shall be referenced in the relevant books and records as “Colonial Bank, N.A., as Buyer”) and subject to this Agreement.  Segregation may be accomplished by appropriate identification of ownership on the books and records of the holder of such documents, including MERS, a documents custodian, a financial or securities intermediary or a clearing corporation. All of the Seller’s interest in the Purchased Loans shall pass to the Buyer on the Purchase Date and nothing in this Agreement shall preclude the Buyer from engaging with others in repurchase transactions with the Purchased Loans or otherwise selling, transferring, pledging or hypothecating the Purchased Loans, but no such transaction shall relieve the Buyer of its obligations to transfer Purchased Loans to the Seller pursuant to Articles 4 or 19, or of the Buyer’s obligation to credit or pay Income to, or apply Income to the Obligations, pursuant to Article 9.

15           Conditions Precedent

15.1         Initial Purchase.  The obligation of the Buyer to make purchases under this Agreement are subject to the Seller’s fulfillment of the following conditions precedent:

(i)            the Buyer shall have received (or be satisfied that it will receive by such deadline as the Buyer shall specify) the following, all of which are satisfactory in form and content to the Buyer:

(a)           this Agreement duly executed by the Seller;

(b)           the Electronic Tracking Agreement duly executed by the Seller, MERS, MERSCorp., Inc. and the Buyer;

(c)           the UCC financing statements for the Purchased Loans duly authorized by the Seller;

(d)           a current UCC, judgment and tax lien search report from the applicable state and county offices where the Seller is located;

(e)           copies of the Seller’s (i) formation documents certified by the Secretary of State of the state of its formation and (ii) operating documents and all amendments certified by its corporate secretary or assistant secretary, manager or member, as the case may be, as well as any other information required by Section 326 of the USA Patriot Act or necessary for the Buyer to verify the identity of the Seller as required by Section 326 of the USA Patriot Act in accordance with the requirements summarized in the notice given in Section 38;

(f)            a certificate of good standing for the Seller issued by the Secretary of State of the state in which such Person is formed and a certificate of existence or foreign authority and good standing for the Seller issued by the Secretary of State of each jurisdiction in which the Seller conducts business and is required to qualify to do business;

(g)           original resolutions of the Seller’s board of directors, governing body, manager or member, as the case may be, certified as of the initial Purchase Date by the Seller’s corporate secretary or assistant secretary, manager or member, as applicable, authorizing the execution, delivery and performance by the Seller of this Agreement and all other Facility Papers to be delivered by the Seller pursuant to this Agreement;

(h)           a certificate of the Seller’s corporate secretary or assistant secretary, manager or member, as the case may be, as to (i) the incumbency of the officers of the Seller executing this Agreement and all other Facility Papers executed or to be executed by or on behalf of the Seller and (ii) the authenticity of their signatures — and specimens of their signatures shall be included in such certificate or set forth on an exhibit attached to it — (the Buyer shall be entitled to rely on that certificate until the Seller has furnished a new certificate to the Buyer), and certifying that attached to such certificate are true and correct copies of all amendments to the Seller’s formation and operating documents since its inception;

(i)            an Officer’s Certificate for the Seller dated the initial Purchase Date and certifying truthfully that, (i) after giving effect to the Transactions to occur on that Purchase Date, no Potential Default or Event of Default will exist, (ii) all of the representations and warranties made by the Seller in the Facility Papers are true and correct as of the Effective Date and (iii) there has been no material adverse change since the date of the financial statements referred in Section 16.1(iv)(a);

(j)            copies of an errors and omissions insurance policy or mortgage impairment insurance policy and blanket bond coverage policy, or certificates in lieu of policies, providing such insurance coverage as is acceptable to the Buyer and otherwise customary for members of the Seller’s industry;

(k)           a favorable written opinion of counsel to the Seller dated on or before the initial Purchase Date, addressed to the Buyer and in form and substance reasonably satisfactory to the Buyer and its legal counsel (a form containing opinions required to be included therein are set forth in Exhibit B), specifically stating that the Buyer and any Person that purchases the Purchased Loans from the Buyer can rely on it;

(l)            payment to the Buyer of the Fees and all other costs and expenses (including the disbursements and reasonable fees of the Buyer’s attorneys) of the Buyer payable by the Seller pursuant to this Agreement accrued and billed for to the date of the Seller’s execution and delivery of this Agreement;

(m)          the affidavits of out of state execution and delivery of this Agreement duly executed by the Seller and the Buyer;

(n)           evidence reasonably satisfactory to the Buyer (i) as to the due filing and recording in all appropriate offices of all UCC financing statements, (ii) if there are any Purchased Loans that require the Buyer’s interest to be noted by book entry, that such book entry has been duly made and (iii) if there is any “investment property” under the UCC of the State of Ohio or the State of Florida or any other applicable Law, that such instruments as are necessary to give the Buyer “control” of such investment property have been duly executed by the Seller and the relevant securities intermediary;

(o)           evidence satisfactory to the Buyer that the Controlled Disbursement Account, the Investor Funding Account, the Master Advance Account and the Administrative Account remain open;

(p)           financial statements for the Seller and its consolidated Subsidiaries for the calendar month ended July 31, 2007, in reasonable detail, and certified by Seller’s chief financial officer that, to the best of his or her knowledge, such financial statements were prepared in accordance with GAAP and present fairly in all material respects the Seller’s and its consolidated Subsidiaries’ financial condition as of the date thereof and the results of their operations for the period covered, subject, however, to adjustments required by FAS-91 and normal year-end audit adjustments and the omission of notes to the financial statements;

(q)           evidence reasonably satisfactory to the Buyer as to the due filing and recording in all appropriate offices of the UCC-3 terminations for each of the UCC-1 financing statements of record listing the Seller as debtor and National City Bank of Kentucky and First Collateral Services as secured party, respectively; and

(r)            such other documents or opinions as the Buyer or its counsel may request.

15.2        Each Purchase.  The obligations of the Buyer to enter into Transactions under this Agreement are also subject to the satisfaction, in the sole discretion of the Buyer, as of each Purchase Date, of each of the following additional conditions precedent:

(i)            The Seller shall have delivered to the Buyer a Purchase Request for the Purchased Loans to be purchased in the manner described in Article 4.

(ii)           If not previously delivered pursuant to Section 15.1(i), the Electronic Tracking Agreement duly executed by the Seller, MERS, MERSCorp., Inc. and the Buyer.

(iii)          With regard to any Transaction, prior to entering into any Transaction to fund the purchase of Eligible Loans which are to be sold directly to Fannie Mae, Freddie Mac or Ginnie Mae, the Buyer shall have received a fully executed tri-party agreement (or agreements) by and among the Seller, the Buyer and Fannie Mae, Freddie Mac or Ginnie Mae, as applicable (including without limitation, in the case of Fannie Mae, the Fannie Mae approved form of the triparty wiring instruction agreement), pursuant to which Fannie Mae, Freddie Mac or Ginnie Mae, as applicable, agrees to send all cash proceeds of Eligible Loans sold by the Seller to Fannie Mae, Freddie Mac or Ginnie Mae, as applicable, directly to the Investor Funding Account.

(iv)          The representations and warranties contained in this Agreement and the other Facility Papers shall be true and correct in all material respects as if made on and as of each Purchase Date unless specifically stated to relate to an earlier date, and by submitting to the Buyer a Purchase Request, the Seller shall be deemed to have restated such representations and warranties as of the date of submission of such Purchase Request.

(v)           The Seller shall have performed all agreements to be performed by it under this Agreement and all other Facility Papers, as well as under all Investor Commitments that the Seller has represented to the Buyer cover any of the Purchased Loans, and after the requested Transaction shall have been executed, no Potential Default or Event of Default will exist that the Buyer has not declared in writing to have been waived or cured, and no default or event of default will exist under any such Investor Commitments.

(vi)          The Seller shall not have incurred any material liabilities, direct or contingent, other than in the ordinary course of its business, and no liabilities (whether or not in the ordinary course of business) that, individually or in the aggregate, have or could reasonably be expected to have, a Material Adverse Effect.

(vii)         Since the date of the last fiscal year end or interim financial statements delivered by the Seller to the Buyer, no material adverse change shall have occurred in the Seller’s business, financial condition or results of operations.

(viii)        The Buyer shall have received from counsel for the Seller, if requested by the Buyer, an updated favorable opinion or opinions, in form and substance satisfactory to the Buyer addressed to the Buyer and dated as of the relevant Purchase Date, covering and updating such matters that were originally addressed in the opinion issued pursuant to Section 15.1(i) as the Buyer may reasonably request.

(ix)           The Seller shall have paid the Fees then due and payable in accordance with Article 10.

(x)            No Potential Default or Event of Default shall have occurred that the Buyer has not declared in writing to have been waived or cured, and by submitting to the Buyer a Purchase Request, the Seller shall be deemed to have represented as to the absence of any Potential Default or Event of Default as of the date of submission of such Purchase Request.

(xi)           The requested Transaction will not result in the violation of any applicable Law.

(xii)          After giving effect to the funding of the requested Transaction, the Aggregate Outstanding Purchase Prices would not exceed any of the limitations set forth this Agreement.

(xiii)         The Buyer shall have received such other documents, if any, as the Buyer or its counsel may request.

15.3        General.  Each condition in this Agreement including, without limitation, those set forth in Sections 15.1 and 15.2, is material to the transactions contemplated by this Agreement, and time is of the essence with respect to each such condition.  The Buyer, in its sole discretion, may enter into Transactions without all conditions being satisfied.  However, the Buyer’s funding of such Transaction shall not constitute a waiver of the requirement that each condition be satisfied as a prerequisite for any subsequent Transaction, unless the Buyer specifically waives a condition an item in writing.

16           Representations and Warranties

16.1        General Representations and Warranties.  As an inducement to the Buyer to enter into this Agreement and to purchase Eligible Loans as provided herein, the Seller represents and warrants to the Buyer that:

(i)            Corporate Existence; Compliance with Law and Contractual Obligations.  The Seller (a) is duly organized and validly existing and is in good standing as a corporation under the laws of the state of its incorporation and in each jurisdiction where its ownership of property or conduct of business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; (b) has the corporate power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do; and (c) is not in violation of any Requirement of Law or any Contractual Obligation if such violation could have a Material Adverse Effect.

(ii)           Corporate Power; Authorization; Enforceable Obligations.  The Seller has the corporate power and authority to execute, deliver and perform the Facility Papers to which it is a party and to sell Eligible Loans and use the proceeds thereof and has taken all necessary corporate action to authorize the execution, delivery and performance of the Facility Papers, the selling of Eligible Loans and the use of the proceeds thereof.  The Facility Papers have been duly executed and delivered on behalf of the Seller and constitute legal, valid and binding obligations of the Seller enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and by general principles of equity.

(iii)          No Legal or Contractual Bar.  The execution, delivery and performance of the Facility Papers, the selling of Eligible Loans hereunder and the use of the proceeds thereof do not and will not (a) violate any Requirement of Law or any Contractual Obligation of the Seller, (b) except as contemplated by this Agreement, require any license, consent, authorization, approval or any other action by, or any notice to or filing or registration with, any Governmental Authority or any other Person or (c) result in the creation or imposition of any Lien on any asset of the Seller except as contemplated by the Facility Papers.

(iv)          Financial Information.

(a)           The consolidated balance sheet of the Seller as at December 31, 2006 and the related consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, including in each case the related schedules and notes, reported on by Crowe Chisek and Company, LLC, true copies of which have been previously delivered to the Buyer, are complete and correct and fairly present the financial condition of the Seller as at the date thereof and the results of operations and cash flows for such period, in accordance with GAAP applied on a consistent basis.

(b)           The Seller has no material liability of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, and no condition, situation or set of circumstances exists that could be reasonably expected to result in such a liability, in each case that is not reflected in the balance sheet referred to in Section 16.1(iv)(a) or will not be reflected in the most recent balance sheet delivered to the Buyer pursuant to Section 17.1(i) or, if applicable, Section 17.1(ii).

(c)           Since the date of the financial statements referred to in Section 16.1(iv)(a), no material adverse change has occurred in the business, financial condition or results of operations of the Seller.

(v)           No Material Litigation.  There is no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority that is pending or, to the knowledge of the Seller, threatened by or against the Seller, or against any of the Seller’s properties or revenues that, individually or in the aggregate, if adversely determined, could have a Material Adverse Effect.

(vi)          Taxes.  The Seller has filed or caused to be filed all tax returns that are required to be filed and has paid all taxes shown to be due and payable on such returns or on any assessments made against it or any of its property other than taxes and assessments that are being contested in good faith by appropriate proceedings and as to which the Seller has established adequate reserves in conformance with GAAP.

(vii)         Investment Company Act.  The Seller is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(viii)        Subsidiaries.  Except as set forth in Exhibit D, the Seller has no Subsidiaries.  The issued and outstanding capital stock of the Seller and its Subsidiaries is owned, beneficially and of record, by the Persons listed in Exhibit D in the amounts and percentage interests set forth opposite such Persons’ names.

(ix)           Use of Proceeds.  The Purchase Price proceeds of all Transactions entered into under the Conforming Mortgage Loan Sublimit shall be used by the Seller solely for the purpose of originating or acquiring Conforming Mortgage Loans.  The Purchase Price proceeds of all Transactions entered into under the Wet Mortgage Loan Sublimit shall be used by the Seller solely for the purpose of originating Wet Mortgage Loans.  The Purchase Price proceeds of all Transactions entered into under the Non-Conforming Mortgage Loan Sublimit shall be used by the Seller solely for the purpose of originating or acquiring Non-Conforming Mortgage Loans.  The Purchase Price proceeds of all Transactions entered into under the Reacquired/Rejected Mortgage Loan Sublimit shall be used by the Seller solely for the purpose of originating Reacquired Mortgage Loans or Rejected Mortgage Loans.

(x)            ERISA.  No Prohibited Transactions, Accumulated Funding Deficiencies, withdrawals from Multiemployer Plans or Reportable Events have occurred with respect to any Plans or Multiemployer Plans that, in the aggregate, could subject the Seller to any material tax, penalty or other liability where such tax, penalty or liability is not covered in full, for the benefit of Borrower, by insurance; (b) no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated under Section 4041 of ERISA, nor has the PBGC instituted proceedings to terminate, or appoint a trustee to administer, a Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (c) the present value of all benefits liabilities (as defined in Section 4001(a)(16) of ERISA) under all Plans (based on the actuarial assumptions used to fund the Plans) does not exceed the assets of the Plans; and (d) the execution, delivery and performance by the Seller of the Facility Papers and Transactions hereunder and the use of the Purchase Price proceeds thereof will not involve any Prohibited Transaction.

(xi)           Agency Approvals.  The Seller is a Freddie Mac, Fannie Mae approved seller/servicer and an FHA/VA approved lender, in each case, in good standing.

(xii)          Principal Place of Business.  The Seller’s principal place of business and chief executive office and the place where its records concerning the Purchased Loans are kept and the Seller’s organizational number are set forth on Schedule 16.1(xii).

(xiii)         Trade Names.  The Seller has not used or transacted business under any other corporate or trade name in the five-year period preceding the Effective Date.

(xiv)        Anti-Terrorism Laws.

(a)          Neither the Seller nor any Affiliate of the Seller is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)          Neither the Seller nor any Affiliate of the Seller, or their respective agents acting or benefiting in any capacity in connection with the Repurchase Facility or other transactions hereunder, is any of the following (each a “Blocked Person”):

(1)           a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(2)           a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(3)           a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(4)           a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(5)           a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement  official publication of such list; or

(6)           a Person or entity who is affiliated with a Person or entity listed above.

Neither the Seller nor, to the knowledge of the Seller, any of its agents acting in any capacity in connection with the Repurchase Facility or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

16.2        Special Representations and Warranties Relating to the Purchased Loans.  As of the related Purchase Date, for each Purchased Loan the Seller makes the following representations and warranties to the Buyer:

(i)            The information with respect to each Purchased Loan set forth in the related Loan Schedule is true and correct as of the date specified in all material respects.

(ii)           Other than with respect to PSTP Mortgage Loans as to which the funds from a Transaction shall be used to repurchase the applicable participation interest under an LPSA such that, concurrently with entering the Transaction, the Seller is the sole legal and equitable owner (except in the case of MERS Designated Loans, as to which MERS, as nominee for the Seller and its successors and assigns, is the record owner), the Seller is the sole legal and equitable owner, free and clear of all Liens other than Permitted Encumbrances, of all Eligible Loans to be sold to the Buyer by the Seller pursuant to this Agreement.

(iii)          Each of the Purchased Loans sold to the Buyer by the Seller complies with all of the requirements of this Agreement and is genuine and what it purports to be.

(iv)          All information concerning each item or grouping of Purchased Loans listed in any Loan Schedule sent to the Buyer was, is and/or shall be (as applicable) true and complete in all material respects as of the date of such Loan Schedule.

(v)           The Seller has complied and will continue to comply in all material respects with all Requirements of Law relating to each Purchased Loan.

(vi)          Each Mortgage Note and Mortgage related to a Purchased Loan, including Wet Mortgage Loans, has been duly (i) endorsed or assigned to the Seller and (ii) endorsed or assigned by the Seller in blank —endorsement in blank of a Mortgage is not required when MERS is designated in the Mortgage as the original mortgagee or the nominee of the original mortgagee, its successors and assigns — and delivered (or in the case of Wet Mortgage Loans are in the process of being delivered) to the Buyer.

(vii)         All Required Documents for each Purchased Loan (except Wet Mortgage Loans) will be transmitted as of the applicable Purchase Date to the Buyer with the Purchase Request with which it is submitted for purchase.

(viii)        Each assignment to the Buyer of the Lien securing any Purchased Loan will be in proper and sufficient form for recording in the appropriate government office in the U.S. jurisdiction where the related Mortgaged Premises are located (no such assignment is required for any Mortgage that has been originated in the name of MERS and registered under the MERS® System.)  Upon and after delivery to the Buyer of the Mortgage Note evidencing the particular Purchased Loan, the Buyer will have a duly perfected first priority possessory ownership interest in such Purchased Loan, and for so long as the Buyer or another bailee for the Buyer retains possession of such Mortgage Note, the Buyer will have a duly perfected first priority possessory ownership interest in such Purchased Loan.

(ix)           The Seller has and will continue to have the full right, power and authority to sell the Purchased Loans to the Buyer, and the Purchased Loans sold and to be sold to the Buyer by the Seller under this Agreement or pursuant to it may be further sold, resold, assigned and reassigned to any Person or Persons without any requirement for the further consent of the Seller or the consent of any other party to any of the Loan Papers or obligated in respect of the Purchased Loans.

(x)            Each Purchased Loan is covered by an ALTA mortgage title insurance policy or such other form of title insurance as is acceptable to Fannie Mae or Freddie Mac, issued by and constituting the valid and binding obligation of a title insurer that is (i) generally acceptable to prudent mortgage lenders who regularly originate or purchase Mortgage Loans comparable to the Purchased Loans, and (ii) is qualified to do business in the jurisdiction where the relevant Mortgaged Premises are located, insuring the Seller, its successors and assigns, as to the first priority (or, in the case of a second priority Mortgage, second priority) of the Lien of the Mortgage on the related Mortgaged Premises, in an amount equal to the original principal amount of such Purchased Loan.  The Seller is the sole named insured of such mortgage title insurance policy, the assignment to the Buyer of the Seller’s interest in such policy does not require the consent of or notice to the insurer (or such consent has been obtained or notice given), and such policy is and will be in full force and effect and inure to the benefit of the Buyer as and when such Purchased Loan is sold to the Buyer.  No claims have been made under such policy and no prior holder of such Purchased Loan, including the Seller, has done, by act or omission, anything that would impair the coverage of such policy.

(xi)           The Mortgaged Premises securing each Purchased Loan are capable of being lawfully occupied under applicable Laws, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of such Mortgaged Premises and, with respect to the use and occupancy of the same, including certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate Governmental Authority.

(xii)          Each Purchased Loan that has a Loan-to-Value Ratio greater than eighty percent (80%) is either guaranteed by VA or insured by FHA or private mortgage insurance.

(xiii)         All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents that have previously become due have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due.  The Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by any Person other than the applicable Customer, directly or indirectly, for the payment of any amount required under the related Loan Papers, except for interest to accrue from the date of the relevant Purchased Loan or the date of disbursement of its proceeds (whichever is greater) to the day that precedes by a month the due date of such Purchased Loan’s first installment of principal and interest.

(xiv)         The Seller has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Premises or the Customer in respect of any Purchased Loan (other than the Customer’s credit standing) that can reasonably be expected to cause private institutional investors that regularly invest in Mortgage Loans similar to such Purchased Loan to regard such Purchased Loan as an unacceptable investment or adversely affect the value or marketability of such Purchased Loan to other similar institutional investors.

(xv)          Each Purchased Loan’s Mortgage contains an enforceable provision for acceleration of the maturity of the unpaid principal balance thereof in the event that the Mortgaged Premises are sold or transferred without the prior written consent of the holder thereof.

(xvi)         No Purchased Loan contains provisions pursuant to which monthly payments are paid in whole or in part with funds deposited in any separate account established by the Seller, the Customer or anyone on behalf of the Customer, or paid by any source other than the Customer, nor any other similar provisions currently in effect that effectively constitute a “buydown” provision.

(xvii)        Each Purchased Loan is an Eligible Loan.

(xviii)       The Seller’s acquisition, disposition and collection practices with respect to Mortgage Loans are and have been in all material respects in accordance with industry custom and practice, and in all respects legal and proper.

(xix)         If an escrow of funds has been established for a Purchased Loan, it is not prohibited by applicable Law, all escrow deposits and escrow payments have been collected in full compliance with applicable Law and are in the possession of the Seller or have been applied to pay their proper and intended purposes, no escrow deposits or escrow payments or other charges or payments due in respect of such Purchased Loan have been capitalized under its Mortgage Note or Mortgage and no deficiencies exist in connection therewith for which customary arrangements for payment have not been made.

(xx)          All interest rate adjustments, if any, in respect of each Purchased Loan have been made in strict compliance with applicable Law and the terms of the related Mortgage Note, and any interest required to be paid pursuant to applicable Law has been properly paid and credited.

(xxi)         No Customer in respect of any Purchased Loan has notified the Seller, and the Seller has no knowledge, of any relief requested by or allowed to such Customer under the Servicemembers’ Civil Relief Act of 2003.

(xxii)        Based on customary residential mortgage industry practices and to the knowledge of the Seller, the Mortgaged Property securing each Purchased Loan is free from any and all toxic and hazardous substances and there exists no violation of any applicable environmental Law.

(xxiii)       The Seller used no selection procedures that identified the Eligible Loans relating to a Transaction as being less desirable or valuable than other comparable assets in the Seller’s portfolio on the related Purchase Date, and no Purchased Loan was selected for inclusion in a Transaction on any basis that was intended to adversely affect the Buyer.

(xxiv)       No Mortgaged Property securing any Purchased Loan is within a one-mile radius of any site listed in the National Priorities List as defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of hazardous waste sites that are known to contain any hazardous substance or hazardous waste.

(xxv)        No Purchased Loan is subject to a bankruptcy plan.

(xxvi)       All Purchased Loans or, as applicable, all Loan Papers relating to Purchased Loans:

(a)           were originated by a duly licensed mortgage lender in the ordinary course of its business;

(b)          have been made in compliance with all applicable requirements of the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the federal Truth-In-Lending Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, related statutes and regulations and all applicable Requirements of Law under usury, truth-in-lending, equal credit opportunity and all other Laws, and the continued compliance of the Purchased Loans is not affected by their sale to the Buyer;

(c)           are the legal, valid and binding obligations of the respective Customers who made them and are and will continue to be valid and enforceable in accordance with their terms, without any claim, right of rescission, counterclaim, defense or offset, including any claim or defense of usury, except as such enforceability may be limited by bankruptcy and other laws affecting the rights of creditors generally and by principles of equity, excepting rights that,  by applicable Law, cannot be waived, and neither the operation of any of their respective contract terms nor the exercise of any right thereunder will render any of them partly or wholly unenforceable or subject to any such claim, right of rescission, counterclaim, defense or offset, and no such claim, right of rescission, counterclaim, defense or setoff has been asserted;

(d)          have not been modified or amended and none of their requirements has been waived, except as expressly and completely reflected in the applicable Loan Papers furnished to the Buyer;

(e)           to the best of the Seller’s knowledge have fair market values equal to or greater than the loan values respectively attributed or allocated to them under this Agreement;

(f)           comply and will continue to comply with the terms of this Agreement;

(g)          were not originated in, and are not subject to the laws of, any jurisdiction whose laws (i) make unlawful their sale to the Buyer pursuant to this Agreement, or (ii) render the Purchased Loans unenforceable;

(h)          are in full force and effect and have not been satisfied or subordinated in whole or in part or rescinded, and the Mortgaged Premises securing each Purchased Loan has not been partially or completely released from the Lien of the applicable Mortgage;

(i)            are each secured by a valid first Lien, or if applicable a second Lien, in favor of the Seller on real property securing the amount owed by the Customer(s) under the related Mortgage, subject only to Permitted Encumbrances, that to the best of the Seller’s knowledge has fair market value equal to or greater than the loan value attributed or allocated under this Agreement to the Purchased Loan secured thereby, the Seller has sold all of the Seller’s right, title and interest in such Purchased Loan and related Mortgage, and the Buyer are the owners of such Purchased Loan;

(j)            are each executed in full accordance with all requirements of the applicable Laws of the jurisdiction in which the related Mortgaged Premises are located, with the Mortgage for each being (i) duly acknowledged and sealed by such official and in such manner and form as to be both recordable and effective under such Laws to give such constructive notice to all Persons as shall be necessary to establish and continue the Lien of such Mortgage with the priority that the Seller represents it has to the Buyer and (ii) so recorded, and with the Mortgage Note, Mortgage and all related papers executed with the genuine original signature(s) of the Customer(s) obligated on such Purchased Loan, and all parties to each such Purchased Loan had full legal capacity to execute it;

(k)           with respect to Purchased Loans directly or indirectly acquired by the Seller from a mortgage broker or a correspondent, such Purchased Loans were purchased for fair value and the Seller took possession of them in the ordinary course of its business, without knowledge that any such Purchased Loan was subject to any security interest; the Seller has not sold, assigned or pledged any of such Purchased Loans to any Person (excluding assignments to MERS as nominee for the Seller, its successors and assigns) and the Seller has good and marketable title to them free and clear of any encumbrance, equity, loan, pledge, charge, claim or security interest, and is the sole owner thereof with full right to sell them to the Buyer;

(l)            are at the time of the Buyer’s purchase thereof, the subject of a Current Appraisal or a Current Broker’s Price Opinion of which the Seller has possession and will make available to the Buyer on request, and the Seller has in its possession and will make available to the Buyer on request evidence of such value and how it was determined; and

(m)          are not subject to the Home Ownership and Equity Protection Act of 1994.

(xxvii)    As to each Purchased Loan and its Loan Papers:

(a)           the Seller has not waived any default, breach, violation or event permitting acceleration except payment delinquencies that have not been outstanding long enough to cause such Purchased Loan to be In Default;

(b)           as of the Effective Date, the related Mortgaged Premises are, to the best of the Seller’s knowledge, free of material damage and in good repair and the Seller has no actual knowledge that any such Mortgaged Premises have suffered material fire, storm or other casualty damage that is not covered by a Hazard Insurance Policy;

(c)           as of the Effective Date, to the best of the Seller’s knowledge, no liens or claims have been filed for work, labor or materials affecting the related Mortgaged Premises which are undischarged (whether prior, equal or subordinate to the Lien of the Purchased Loan);

(d)           the Loan Papers contain customary and enforceable provisions so as to render the rights and remedies of their holder adequate for the realization of the benefits of the security intended to be provided by it;

(e)           there is only one original executed Mortgage Note, and, except in the case of Wet Mortgage Loans, that original has been delivered to the Buyer; and

(f)            none of its makers or mortgagors is an Affiliate of the Seller or any of its or its Subsidiaries’ directors or officers.

(xxviii)    Each Mortgage is a Lien on the premises and property described in it having the priority represented to the Buyer, and the description of the Mortgaged Premises in each Mortgage is legally adequate and each Purchased Loan has been fully advanced in its face amount.

(xxix)       No default, and no event that with notice or lapse of time or both would become a default, has occurred and is continuing in respect of any Purchased Loan except as to which the Seller has given written notice to the Buyer (by reporting Purchased Loans that are delinquent Mortgage Loans), and if any such default or event has occurred, it has not continued for more than sixty (60) days, reckoned and counted from the most recent month end, and the Seller will promptly notify the Buyer of any such Purchased Loan that is in default for a longer period of time.

(xxx)        All Hazard Insurance Policies covering the premises encumbered by each Purchased Loan:

(a)           name and will continue to name the Seller or the relevant Servicer as the insured under a standard mortgagee clause and insure to the benefit of the Buyer;

(b)           are and will continue to be in full force and effect;

(c)           are in the amount of the full insurable value of the Mortgaged Premises on a replacement cost basis or the unpaid principal amount of the related Purchased Loan, whichever is less;

(d)           are the valid and binding obligation of the insurer;

(e)           have all premiums due thereon paid;

(f)            are required by the related Mortgage to be maintained on relevant Mortgaged Premises at the applicable Customer’s cost and expense, failing which the holder of such Mortgage is authorized by the express terms of such Mortgage to obtain and maintain such insurance at such Customer’s cost and expense and to obtain reimbursement of such cost from such Customer; and

(g)           afford and will continue to afford insurance against fire and such other risks as are usually insured against in the broad form of extended coverage insurance from time to time available, as well as insurance against flood hazards if required by the terms of any applicable private mortgage insurance or by any applicable Requirements of Law.

(xxxi)       all Mortgaged Premises securing Purchased Loans and located in a special flood hazard area designated as such by the Secretary of HUD are and shall continue to be covered by special flood insurance as required by the National Flood Insurance Program.

(xxxii)      Each Purchased Loan will on the Purchase Date therefor meet the requirements for a Type of Eligible Loan set forth in the definition of Conforming Mortgage Loan, Non-Conforming Mortgage Loan, Reacquired Mortgage Loan, Rejected Mortgage Loan, PSTP Mortgage Loan or Wet Mortgage Loan, as applicable.

17           Affirmative Covenants

The Seller agrees that, for so long as either (i) there are any Purchased Loans that have not been repurchased by the Seller or (ii) any of the Obligations remain to be paid or performed under this Agreement or any of the other Facility Papers:

17.1        Reports to the Buyer.  The Seller shall furnish or cause to be furnished to the Buyer directly:

(i)            Annual Financial Statements.  As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Seller, a consolidated and consolidating balance sheet of the Seller as at the end of such year and the related consolidated and consolidating statement of income, and consolidated statements of retained earnings and cash flows of the Seller for such fiscal year, setting forth in each case in comparative form the figures as of the end of and for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of Crowe Chisek and Company, LLP or other independent public accountants of recognized national standing acceptable to the Buyer, which report shall be unqualified as to scope of audit and shall not be qualified as to going concern, and shall state that such financial statements present fairly the financial condition as at the end of such fiscal year, and the results of operations and cash flows for such fiscal year, of the

Seller in accordance with GAAP consistently applied.  Such financial statements shall be accompanied by a certificate of such accountants attesting to whether the Seller is in compliance with the financial covenants applicable to the Seller as set forth in Section 18.24.

(ii)           Monthly Financial Statements.  As soon as available and in any event within forty-five (45) days after the end of each calendar month, a balance sheet of the Seller as at the end of such calendar month and the related statements of income and retained earnings of the Seller for such calendar month and the portion of the fiscal year ended at the end of such calendar month, all in reasonable detail and certified by the chief financial officer (or equivalent) of the Seller that they are complete and correct and that they present fairly the financial condition as at the end of such month, and the results of operations and cash flows for such month and such portion of the fiscal year, of the Seller in accordance with GAAP consistently applied (subject to normal year-end adjustments); provided, however, notwithstanding the foregoing, (A) the financial statements herein required with respect to each calendar month of January shall be due on or before April 15 of the same year, and (B) the financial statements herein required with respect to each calendar month of February shall be due on or before April 30 of the same year.  If requested by the Buyer, the Seller shall use its best efforts to include in such financial statements information on monthly production volume in dollars and units and on the Seller’s servicing portfolio (if applicable), and further, shall detail any additional Funded Liabilities incurred by the Seller during the reporting period.

(iii)          Compliance Certificate.  Together with the financial statements required pursuant to subsections (i) and (ii) of this Section 17.1, a certificate of the chief financial officer of the Seller (A) to the effect that, based upon a review of the activities of the Seller and such financial statements during the period covered thereby, no Potential Default or Event of Default exists, or if a Potential Default or an Event of Default exists, specifying the nature thereof and the Seller’s proposed response thereto, and (B) demonstrating in reasonable detail whether there has been compliance as at the end of such fiscal year, such fiscal quarter or such month with the applicable financial covenants set forth in Section 18.24.

(iv)          Audit Reports.  Promptly after receipt thereof by the Seller, copies of each HUD single family audit report and Fannie Mae and Freddie Mac audit reports on the Seller and its operations.

(v)           Notice of Default.  Promptly after the occurrence of a Potential Default or an Event of Default, a certificate of the chief financial officer (or equivalent) of the Seller specifying the nature thereof and the Seller’s proposed response thereto.

(vi)          Loss Qualification.  Promptly after the occurrence thereof, notice of any Purchased Loan that ceases to be an Eligible Loan.

(vii)         Secondary Market Position Reports.  If any Mortgage Loan is not sold to an Approved Investor on a “best efforts” basis, on Monday of each week, and on such other days as the Buyer may reasonably request, a secondary market position report prepared by the Seller, in the form of and containing the information required by the Buyer, including without limitation, detailed loan/investor information, together with weighted average commitment value, dated as of the Friday preceding such Monday or as of such other day.

(viii)        Pipeline/Servicing Reports.  As soon as available and in any event within ten (10) days after the end of each calendar month, a pipeline report showing coverage of the Mortgage Loans that are in the pipeline that are over ninety (90) days old or a sufficient Hedging Arrangement applicable thereto that protects the Seller and the Buyer from interest rate risk.

(ix)           Delinquency Reports.  Prompt notice if any of the Purchased Loans become In Default.

(x)            Litigation.  Promptly after the occurrence thereof and in any event within five (5) days after the Seller knows or has reason to know of the occurrence thereof, notice of the institution of or any material adverse development in any action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental or administrative body, agency or official, against the Seller or any material property of the Seller, in each case if such action, suit, proceeding, investigation or arbitration, individually or together with one or more other actions, suits, proceedings, investigations or arbitrations, could result in liabilities to the Seller in excess of the Material Amount.

(xi)           Material Adverse Conditions.  Prompt notice of any condition, development or event that has or results in, or could reasonably be expected to have or result in, a Material Adverse Effect.

(xii)          Change of Control.  Promptly after obtaining knowledge of any actual or proposed Change of Control, notice thereof, together with a description of the nature and the date or proposed date thereof.

(xiii)         Mergers and Acquisitions.  Promptly, upon entering into any agreement to purchase or acquire, or permitting any of its Subsidiaries to enter into any agreement to purchase or acquire, any or all of the assets or business of any Person (whether such purchase or acquisition shall be by means of merger, stock purchase, asset purchase or otherwise), notice thereof, together with a copy of the agreement.

(xiv)        Other Liabilities.  Promptly, upon creating, incurring, assuming, suffering to exist or otherwise becoming liable in respect of, or permitting any of its Subsidiaries to create, incur, assume, suffer to exist or otherwise become liable in respect of, any Funded Liabilities in an aggregate principal amount exceeding $500,000.00, notice thereof, together with copies of the evidence of such indebtedness and related documents.

(xv)         ERISA.  In connection with ERISA:

(a)           Promptly and in any event within ten (10) days after the Seller knows or has reason to know of the occurrence of a Reportable Event with respect to a Plan with regard to which notice must be provided to the PBGC, a copy of such materials required to be filed with the PBGC with respect to such Reportable Event and in each such case a statement of the chief financial officer of Borrower setting forth details as to such Reportable Event and the action that the Seller proposes to take with respect thereto;

(b)          Promptly and in any event within ten (10) days after the Seller knows or has reason to know of any condition existing with respect to a Plan that presents a material risk of termination of such Plan, imposition of an excise tax, requirement to provide security to such Plan or incurrence of other liability by the Seller or any ERISA Affiliate, a statement of the chief financial officer of the Seller describing such condition;

(c)           At least ten (10) days prior to the filing by any plan administrator of a Plan of a notice of intent to terminate such Plan, a copy of such notice;

(d)          Promptly and in no event more than ten (10) days after the filing thereof with the Secretary of the Treasury, a copy of any application by the Seller or an ERISA Affiliate for a waiver of the minimum funding standard under Section 412 of the Code;

(e)           Promptly and in no event more than ten (10) days after the filing thereof with the Internal Revenue Service, copies of each annual report that is filed on Form 5500, together with certified financial statements for any Plan (if any) as of the end of such year and actuarial statements on Schedule B to such Form 5500;

(f)           Promptly and in any event within ten (10) days after it knows or has reason to know of any event or condition that might constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, a statement of the chief financial officer of the Seller describing such event or condition;

(g)          Promptly and in no event more than 10 days after receipt thereof by the Seller or any ERISA Affiliate, a copy of each notice received by the Seller or an ERISA Affiliate concerning the imposition of any withdrawal liability under Section 4202 of ERISA; and

(h)          Promptly after receipt thereof a copy of any notice the Seller or any ERISA Affiliate may receive from the PBGC or the Internal Revenue Service with respect to any Plan or Multiemployer

Plan; provided that this subparagraph (H) shall not apply to notices of general application promulgated by the PBGC or the Internal Revenue Service.

(xvi)        Formation of Subsidiaries.  Promptly upon forming any Subsidiary, notice thereof, together with written disclosure of whether such Subsidiary is a Wholly-Owned Subsidiary and copies of such Subsidiary’s organizational documents; and

(xvii)       Other Information.  Promptly, such additional financial and other information, including financial statements of the Seller or any Approved Investor (other than an Agency), and such information regarding the Purchased Loans as the Buyer may from time to time reasonably request, including such information as is necessary for the Buyer to grant participations in its interests in Transactions hereunder.

17.2         Maintenance of Existence and Properties; Compliance with Laws; Maintenance of Agency Status.  The Seller shall preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its legal existence and all rights, privileges, licenses, approvals, franchises, properties and assets material to the normal conduct of its business; comply, and cause each of its Subsidiaries to comply, in all material respects with all Contractual Obligations and Requirements of Law, except when the failure to so comply would not have a Material Adverse Effect; and maintain at all times its status as a Freddie Mac and Fannie Mae approved seller/servicer and an FHA/VA approved lender in good standing.

17.3         Inspection of Property; Books and Records.  The Seller shall keep, and cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and permit representatives of the Buyer (at no cost to the Seller unless an Event of Default has occurred and is continuing) to visit and inspect any of its properties and examine and make abstracts from any of its books and records during normal business hours, upon reasonable advance notice and as often as may reasonably be desired by the Buyer, and to discuss the business, operations, properties and financial and other condition of the Seller and its Subsidiaries with officers and employees of such parties, and with their independent certified public accountants.  The Buyer will be allowed to conduct, from time to time at the Seller’s expense, financial and operational audits at the Seller’s office during normal business hours, as well as the Buyer’s periodic audit of the Seller’s operations and the Purchased Loans (including periodic third party audits requested by the Buyer) and shall pay the reasonable fees and costs associated with such audits.

17.4         Insurance. The Seller shall maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts (with such deductible amounts) as is customary for such companies under similar circumstances, including errors and omissions coverage and fidelity coverage in form and substance and in such amounts acceptable under Agency guidelines and acceptable to the Buyer, and furnish the Buyer on request (i) copies of all policies (each of which shall be issued by a company reasonably acceptable to the Buyer, name the Buyer as an additional insured/loss payee and contain a provision for thirty (30) days prior written notice to the Buyer of any cancellation, non-renewal or modification thereof) at the following address:

Colonial Bank, N.A.

Mortgage Warehouse Lending Division

201  East Pine Street, Suite 730

Orlando, Florida 32801

together with proof of payment of the applicable premiums and (ii) full information as to all such insurance.  The Seller shall at all times maintain a fidelity bond covering all employees who handle money or documents in an amount and issued by a company acceptable to the Buyer, naming the Buyer as the “loss payee” and protecting the Buyer against loss due to double selling or other fraud involving the Purchased Loans.

17.5         Payment of Taxes and Claims.  The Seller shall pay, and cause each of its Subsidiaries to pay, (i) all taxes, assessments and governmental charges imposed upon it or upon its property, and (ii) all genuine claims

(including claims for labor, materials, supplies or services) that might, if unpaid, become a Lien upon its property, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and the Seller or such Subsidiary has maintained adequate reserves in accordance with GAAP with respect thereto or has posted a bond in respect thereof satisfactory to the Buyer.

17.6         Other Accounts.  The Seller shall maintain the Administrative Account, Controlled Disbursement Account, Investor Funding Account and Master Advance Account with the Buyer, which accounts shall be maintained in a manner acceptable to the Buyer.  The Seller further agrees that it shall at all times maintain in the Master Advance Account or, if applicable, the Controlled Disbursement Account, sufficient funds to pay the difference between (i) the amount of all drafts drawn thereon, including wire transfers or checks written to originate or acquire Mortgage Loans to be sold to the Buyer, and (ii) the amount of the Purchase Price, if any, paid by the Buyer, which proceeds the Seller acknowledges that the Buyer is not obligated to pay unless and until all conditions thereto as set forth in Article 15 have been satisfied by the Seller.

17.7         Further Documents.  The Seller shall execute and deliver or cause to be executed and delivered to the Buyer from time to time such confirmatory or supplementary security agreements, financing statements, reaffirmations and consents and such other documents, instruments or agreements as the Buyer may reasonably request, that are in the Buyer’s reasonable judgment necessary or desirable to obtain for the Buyer the benefit of the Facility Papers.

17.8         Operational Procedures.  The Seller shall follow and abide by the operational procedures set forth on the Procedural Manual.

17.9         Closing the Buyer Instructions.  The Seller’s closing instructions shall require all closing agents to return all funds to the Buyer if the closing does not take place as scheduled, which instructions shall be signed by each closing agent and returned with the closing package to the Seller (unless otherwise directed by the Buyer, the Seller shall be required to include such signed instructions in the closing package to the closing agents).

17.10       FHA Mortgage Loan Requirements.  The Seller shall (i) no later than fifteen (15) days after the end of each calendar month, provide evidence satisfactory to the Buyer that not less than ninety percent (90%) of all FHA Mortgage Loans constituting Purchased Loans are

FHA-insured within 60 days of their origination and (ii) provide the necessary authorization to the Buyer to access the HUD website for the purpose of checking the status of insurance on all FHA Mortgage Loans constituting Purchased Loans.

17.11       Promptly Correct Escrow Imbalances.  By no later than seven (7) Banking Days after learning (from any source) of any material imbalance in any escrow account(s) maintained by the Seller, the Seller will fully and completely correct and eliminate such imbalance.

17.12       MERS.  The Seller will:

(i)            be a “Member” (as defined in the MERS Procedures Manual) of MERSCORP;

(ii)           maintain the Electronic Tracking Agreement in full force and effect and timely perform all of its obligations thereunder;

(iii)          provide the Buyer with copies of any new MERS Procedures Manual or agreement or any amendment, supplement or other modification of any MERS Procedures Manual or agreement (other than the Electronic Tracking Agreement);

(iv)         not amend, terminate or revoke, or enter into any agreement that is inconsistent with or contradicts any provision of, the Electronic Tracking Agreement;

(v)          identify to the Buyer each Purchased Loan that is registered in the MERS System, at the earlier of the time it is so registered or the time it is purchased or deemed purchased hereunder, as so registered;

(vi)          at the request of the Buyer, take such actions as may be requested by the Buyer to:

(a)           transfer beneficial ownership of any Purchased Loan to the Buyer as “Interim Funder” and/or “Associated Member” or as any other category, as the Buyer may deem necessary and proper, on the MERS System; or

(b)          de-register or re-register any Purchased Loan on, or withdraw any Purchased Loan from, the MERS System;

(vii)         provide the Buyer with copies of any or all of the following reports with respect to the Purchased Loans registered on the MERS System at the request of the Buyer:

(a)           Co-existing Security Interest (MERS form IA);

(b)          Release of Security Interest by Interim Funder (MERS form IB);

(c)           Interim Funder Rejects (MERS form IC);

(d)          Paid in Full Verification (MERS form DK); and

(e)           such other reports as the Buyer may reasonably request to verify the status of any Purchased Loan on the MERS System;

(viii)        notify the Buyer of any withdrawal or deemed withdrawal of the Seller’s membership in the MERS System or any deregistration of any Purchased Loan previously registered on the MERS System; and

(ix)           obtain the prior written consent of the Buyer before entering into an electronic tracking agreement (other than the Electronic Tracking Agreement) with any other Person.

17.13       Special Affirmative Covenants Concerning Purchased Loans.

(i)            The Seller will defend the right, title and interest of the Buyer in and to the Purchased Loans against the claims and demands of all persons whomsoever.

(ii)           The Seller will ensure that the Mortgaged Premises securing each Purchased Loan is continuously insured against casualty loss as follows:

(a)           the Seller shall cause to be maintained with respect to each Purchased Loan, one or more Hazard Insurance Policies which provide, at a minimum, the same coverage as a standard form fire and extended coverage insurance policy that is customarily required by other creditors for residential real estate located in the same general geographic area and state that secures that Purchased Loan, issued by a company authorized to issue such policies in the state in which the related residential real estate is located and in an amount not less than (x) the maximum insurable value of the improvements to such residential real estate or (y) the principal balance due from the Customer(s) under the related Purchased Loan, whichever is less; provided that the amount of coverage provided by each Hazard Insurance Policy shall be sufficient to avoid the application of any coinsurance clause for partial losses, although such Hazard Insurance Policies may provide for customary deductible amounts.  Each Hazard Insurance Policy shall contain a standard loss payee clause in favor of the Seller and its successors and assigns.  If any Customer obligated on any Purchased Loan fails to pay any premiums on the Hazard Insurance Policy for the related property, the Seller shall pay such premiums out of its own funds and may separately add the amount so paid to the applicable Customer’s obligation as provided by the relevant Loan Papers, but shall not add that amount to the remaining principal balance of that Purchased Loan; and

(b)          the Seller may, in lieu of causing individual Hazard Insurance Policies to be maintained with respect to each Mortgaged Premises pursuant to Section 17.13(ii)(a), and shall, to the extent that the related Loan Papers do not require the Customer(s) obligated on them to maintain a Hazard Insurance Policy with respect to the related Mortgaged Premises, maintain one or more blanket insurance policies covering losses on the Seller’s interest in the Purchased Loans resulting from the absence or insufficiency of individual Hazard Insurance Policies.  The Seller shall pay the premium for such policy on the basis described therein and shall pay from its own funds any deductible amount with respect to claims under such blanket insurance policy relating to the Purchased Loans.  However, the Seller shall not be required to deposit any deductible amount with respect to claims under individual Hazard Insurance Policies maintained pursuant to Section 17.13(ii)(a).  If the insurer under such blanket insurance policy shall cease to be acceptable to the Buyer, the Seller shall exercise its best reasonable efforts to obtain from another insurer a replacement policy comparable to such policy.

(iii)          The Seller hereby authorizes the Buyer to file such UCC financing statements and continuation statements as the Buyer shall deem necessary or appropriate, and agrees to make or cause to be made by any Person such book entries and control agreements with respect to the Purchased Loans as the Buyer may reasonably require or request from time to time to perfect or continue perfection of the security interests granted or required to be granted to the Buyer pursuant to this Agreement.  The Seller shall also execute and deliver to the Buyer such further instruments of sale, pledge or assignment or transfer, and such powers of attorney, as shall be reasonably required by the Buyer from time to time, and shall do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded the Buyer under this Agreement and the other Facility Papers.  In the event of recharacterization of the purchases made hereunder as a financing, the Buyer shall have all the rights and remedies of a secured party under the UCC of the State of Ohio and any other applicable Law, in addition to all rights provided for in this Agreement and the other Facility Papers.

(iv)         As soon as they become available but in no event past the Wet Mortgage Loan Period, the Seller will cause to be assembled and delivered to the Buyer all Required Documents relating to Wet Mortgage Loans.  Without limitation of the foregoing, if original recordation receipts evidencing the recordation of the Mortgage and Mortgage Assignment included in the Purchased Loans which are Reacquired Mortgage Loans or Rejected Mortgage Loans have not previously been delivered to the Buyer, the Seller will promptly deliver (or cause to be delivered) to the Buyer, either the original recordation receipts or the original recorded Mortgage or Mortgage Assignment showing the recordation data thereon.

17.14       Non-Agency Investor Letters.  Send or cause to be sent the Buyer approved letters to all non-Agency investors which shall execute and return same to the Buyer at the Buyer’s address set forth in Section 24.

17.15       Post Closing.  Terminate within thirty (30) days following the Effective Date, the Existing Facilities and obtain all required releases and UCC termination statements with respect to any Mortgage Loans and all obligations thereunder, as may be required by the Buyer.

18           Negative Covenants

The Seller agrees that until all of the Purchased Loans have been repurchased by the Seller and none of the Seller’s Obligations remain to be paid or performed under this Agreement or any of the other Facility Papers, the Seller shall not, either directly or indirectly:

18.1         Liens.  Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien upon its properties, assets or revenues now owned or hereafter acquired, except:

(i)            Liens created or permitted by this Agreement or any of the other Facility Papers, including without limitation, Permitted Encumbrances;

(ii)           Liens created or permitted under any of the Other Approved Facility Papers; provided, that notwithstanding anything to the contrary contained herein, such Liens shall not encumber at any time any properties, assets or revenues of the Seller which are purchased by the Buyer under this Agreement and/or otherwise secure the Obligations pursuant to the Facility Papers;

(iii)          Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings; provided, that adequate reserves with respect thereto are maintained on the books of the Seller in conformity with GAAP;

(iv)         carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, lessors’, landlords’ or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings; or

(v)          pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements not to exceed $50,000.00 in the aggregate, provided that, in the event the Seller makes any such pledge or deposit, the Seller shall deliver to the Buyer a detailed schedule regarding such pledge or deposit, including, but not limited to, the amount, the date made, any expiration or termination dates and such other information as the Buyer reasonably may request.

18.2        Warehouse and Other Financing.  Create, incur, assume, suffer to exist, or otherwise become or be liable in respect of, or permit any of its Subsidiaries to create, incur, assume, suffer to exist, or otherwise become liable in respect of, any warehouse or other financing (other than the Approved Other Facilities but only for so long each creditor thereunder is a party to an intercreditor agreement with the Buyer, in form and substance satisfactory to the Buyer) without prior written consent of the Buyer.

18.3        Other Indebtedness.  Create, incur, assume or suffer to exist or otherwise become liable in respect of, any Funded Liabilities or any Liabilities to any bank or other financial institution, whether Current Liabilities or Funded Liabilities, in the aggregate in excess of $500,000.00 in the aggregate annually (other than the Other Approved Facilities, of which the Existing Facilities shall be terminated within 30 days of the Effective Date, and the mortgage on the Seller’s office building) without the Buyer’s prior written consent.

18.4        Change of Business.  Engage in any type of business that is unrelated to the mortgage banking and lending business and the servicing of Mortgage Loans.

18.5        Change of Control.  Suffer or permit any Change of Control.

18.6        Fundamental Changes.  Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Potential Default or Event of Default shall have occurred and be continuing the Seller may merge with a Person if the Seller is the surviving Person.

18.7        Investments.  Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person (collectively, “Investments”), except:

(i)            extensions of trade credit and accounts receivable generated in the ordinary course of business;

(ii)           Investments as reflected in the financial statement referenced in Section 16.1(iv)(a);

(iii)          Investments in cash or cash equivalents;

(iv)         Hedging Arrangements entered into by the Seller to protect the Seller against changes in the value of its Mortgage Loans or any of its other assets;

(v)          Investments in equity or debt securities which are listed on a national securities exchange or freely traded in the over-the-counter market; provided, that (i) the aggregate costs incurred in making such

Investments shall not exceed $50,000.00 at any time and (ii) prior to and immediately after giving effect to such Investment, no Potential Default or Event of Default shall have occurred and be continuing;

(vi)          if permitted by Section 18.16, formation of new Subsidiaries; provided, such Subsidiaries execute a Guarantee of the Obligations in favor of the Buyer in form and substance satisfactory to the Buyer; and

(vii)         loans or advances to employees, officers or directors of the Seller in the ordinary course of business for travel, relocation and related expenses.

18.8        Guarantees.  Guarantee, endorse or otherwise become secondarily liable for or upon the obligations of any other Person, except by endorsement for deposit in the ordinary course of business.

18.9        Restrictive Agreements.  Enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon the ability of the Seller to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired or of any Subsidiary to declare or pay dividends or to make loans or other advances to the Seller, directly or indirectly.

18.10      Payment of Dividends and Other Payments.  (i) Declare or pay any dividend on its capital stock now or hereafter outstanding (except dividends payable solely in shares of the capital stock of the Seller), or make any other distribution to its respective stockholders, whether in cash, property or securities or (ii) make any payment on its Subordinated Debt without, in each instance, the prior written consent of the Buyer, which consent shall not be unreasonably withheld, so long as the Seller is in compliance with the financial covenants contained in Section 18.24 and all other covenants contained herein, both before and after giving effect thereto, and no Potential Default or Event of Default has occurred and is continuing, or would result after giving effect thereto.

18.11      Transactions with Affiliates.  Enter into, or permit any of its Subsidiaries directly or indirectly to enter into, any transaction (including the purchase, sale, lease or exchange of any property, the making or borrowing of any loan or the rendering of any service) with any Affiliate on terms, in each instance, that are less favorable to the Seller or such Subsidiary than those that might be obtained at the time from Persons which are not Affiliates.

18.12      Effectiveness of Investor Commitments.  Amend, void, reduce, modify, violate, terminate or commit any act that would in any way adversely affect any Investor Commitment covering a Purchased Loan if, after giving pro-forma effect to such action, a Potential Default or Event of Default will have occurred.

18.13      VA Guaranties and FHA Insurance.  Commit any act that would invalidate any VA guarantee or FHA insurance relating to any Mortgage Loan constituting a Purchased Loan if, after giving pro-forma effect to such action, a Potential Default or Event of Default will have occurred.

18.14      ERISA.  Take, or permit any Subsidiary to take, any of the following actions:

(i)            Terminate or withdraw from any Plan so as to result in any material liability to the PBGC;

(ii)           Engage in or permit any Person to engage in any Prohibited Transaction involving any Plan that would subject the Seller or any of its Subsidiaries to any material tax, penalty or other liability;

(iii)          Incur or suffer to exist any material Accumulated Funding Deficiency, whether or not waived, involving any Plan;

(iv)          Allow or suffer to exist any event or condition that presents a risk of incurring a material liability to the PBGC;

(v)           Amend any Plan so as to require the posting of security under Section 401(a)(29) of the Code; or

(vi)          Fail to make payments required under Section 412(m) of the Code and Section 302(e) of ERISA that would subject the Seller or any of its Subsidiaries to any material tax, penalty or other liability.

18.15      Transfer to Affiliates.  Sell, assign or otherwise transfer any of its assets, or permit any of its Subsidiaries to sell, assign or otherwise transfer any of their respective assets, to any Affiliate of the Seller without the prior written consent of the Buyer.

18.16      Subsidiaries.  Form or cause to be formed after the date hereof any Subsidiaries without the prior written consent of the Buyer.

18.17      Margin Regulations.  Use any or all of the proceeds of any Transaction (i) to purchase or carry Margin Stock or extend credit to others for the purpose of purchasing or carrying Margin Stock or (ii) in any manner that will violate or be inconsistent with the provisions of Regulation U.

18.18      Change of Jurisdiction of Incorporation; Principal Place of Business and Chief Executive Office; Location of Records.  Change its jurisdiction of incorporation from the State of Ohio or its principal place of business and chief executive office and the place where its records concerning the Purchased Loans are kept as set forth on Schedule 16.1(xii) unless it has given the Buyer at least thirty (30) days’ prior written notice thereof and then, only if (i) the new jurisdiction and/or location is in the United States, and (ii) the Seller has taken all actions requested by the Buyer to maintain the perfected interest in the Purchased Loans.

18.19      Amendments to Material Documents.  Amend, modify or waive any of its rights in a manner materially adverse to the Buyer under (a) its certificate of incorporation, bylaws or other organizational documents or (b) any material contract if, in either case, any such amendment, modification or waiver, would cause a change in the financial condition of the Seller or any of its Subsidiaries in a Material Amount or otherwise cause a Material Adverse Effect.

18.20      Change in Accounting; Fiscal Year.  Make any significant change in accounting treatment or reporting practices, except as required or, with the approval of the Buyer, as permitted, by GAAP, or permit its fiscal year to end on a day other than December 31.

18.21      Subordinated Debt.  Make any payment to a Subordinated Creditor on any Subordinated Debt which would cause a violation of any of the financial covenants contained in Section 18.24 or if any Potential Default or Event of Default has occurred and is continuing or would result after giving effect thereto and, prior to making any such payment, without first providing the Buyer with a certificate of the Seller’s chief financial officer attesting, to the satisfaction of the Buyer, that the Seller, following the making of such payment, will be in compliance with each of the foregoing financial covenants.

18.22      Negative Pledge.  Permit the shareholder of the Seller to pledge, assign, transfer or encumber any capital stock such shareholder holds of the Seller to any third party.

18.23      Anti-Terrorism Laws.  Take, or permit any Affiliate to take, any of the following actions:

(i)            conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person;

(ii)           deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or

(iii)          engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act.

The Seller shall deliver to the Buyer any certification or other evidence requested from time to time by the Buyer, in its sole discretion, confirming the Seller’s compliance with this Section 18.23.

18.24      Financial Covenants.  Permit:

(i)            Adjusted Tangible Net Worth.  Adjusted Tangible Net Worth, tested monthly as at the end of each calendar month, to be less than $13,500,000.00.

(ii)           Leverage Ratio.  The Leverage Ratio, tested monthly as at the end of each calendar month, to be greater than 15.0:1.0.

(iii)          Current Ratio.  The Current Ratio, tested monthly as at the end of each calendar month, to be less than 1.0:1.0.

(iv)          Minimum Corporate Cash.  The Seller’s cash [or Cash Equivalents][COLONIAL TO CONFIRM] on hand, determined only with respect to the Seller and not on a consolidated basis, tested monthly as at the end of each calendar month, to be less than $1,000,000.00.

19           Events of Default; Event of Termination

19.1         Events of Default.  If one or more of the following events (each an “Event of Default”) shall have occurred and be continuing, each shall be and constitute an “Event of Default” hereunder:

(i)            Payments.  The Seller shall fail to make any payment of Repurchase Price when due or shall fail to pay within five (5) Banking Days after the due date therefor any other Obligations under any of the Facility Papers.

(ii)           Covenants Without Notice.  The Seller shall fail to observe or perform any covenant or agreement contained in Sections 17.1(v), 17.1(xiv), 17.2, 17.4, 17.6, 17.7, 17.8, 17.9, 17.11, 17.15 and Article 18 (other than Section 18.5); provided, that any violation of Section 18.1 that is attributable to the existence of an involuntary Lien on the Purchased Loan shall not constitute an Event of Default until thirty (30) days after the imposition thereof if at all times during such thirty (30) day period (i) the Seller is making a diligent effort by appropriate means to remove such Lien and (ii) such Lien does not have a Material Adverse Effect.

(iii)          Covenants With Five Day Grace Period.  The Seller shall fail to observe or perform any covenant or agreement contained in Section 17.1 (other than those referred to in Section 19.1(ii)), 17.3, 17.5 or 17.10, and such failure shall remain unremedied for five (5) Banking Days after oral notice thereof to an Authorized Seller Representative (which shall be confirmed in writing before the end of such five (5) Banking Day period).

(iv)          Covenants With Thirty Day Grace Period.  The Seller shall fail to observe or perform any covenant or agreement contained in any Facility Papers, other than those referred to in Sections 19.1(i), 19.1(ii), 19.1(iii), and, if capable of being remedied, such failure shall remain unremedied for thirty (30) days after the earlier of (i) the Seller’s obtaining knowledge thereof or (ii) written notice thereof shall have been given to the Seller by the Buyer; provided that (x) if such failure is capable of being remedied but only in a period of more than thirty (30) days, then such failure shall not constitute an Event of Default until ninety (90) days after the earlier of the above dates if the Seller is making a diligent effort by appropriate means to observe or perform such covenant and (y) failure to observe or perform such covenant does not have a Material Adverse Effect.

(v)           Representations.  Any representation, warranty or statement made or deemed to be made by the Seller or any of its officers or the Authorized Seller Representatives under or in connection with any Facility Papers shall have been inaccurate, incomplete or incorrect in any respect when made or deemed to be made.

(vi)          Non-Payment of Other Liabilities.  The Seller shall fail to make any payment of principal of or interest on any of its liabilities (other than the Obligations), including without limitation under the Other

Approved Facility Papers, when due (whether at stated maturity, by acceleration, on demand or otherwise) after giving effect to any applicable grace period.

(vii)         Defaults Under Other Agreements.  The Seller shall fail to observe or perform any covenant or agreement contained in any agreement or instrument relating to any of its liabilities (other than the Obligations), including without limitation under any of the Other Approved Facility Papers, within any applicable grace period, or any other event shall occur if the effect of such failure or other event is to accelerate, or to permit the holder of such liabilities or any other Person to accelerate, the maturity of such liabilities; or any such liabilities shall be required to be prepaid (other than by a regularly scheduled required prepayment) in whole or in part prior to their stated maturity.

(viii)        Bankruptcy.  The Seller or any guarantor shall commence a voluntary case under the Bankruptcy Code; or any involuntary case is commenced against the Seller or any guarantor and the petition is not dismissed within sixty (60) days after commencement of such case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of the Seller or any guarantor; or the Seller or any guarantor commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law or there is commenced against the Seller or any guarantor any such proceeding that remains undismissed for a period of sixty (60) days; or the Seller or any guarantor is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Seller or any guarantor shall fail to pay, or shall state that it or he is unable to pay, or shall be unable to pay, its or his debts generally as they become due; or the Seller or any guarantor shall call a meeting of its or his creditors with a view to arranging a composition or adjustment of its or his debts; or the Seller or any guarantor shall by any act or failure to act indicate its or his consent to, approval of or acquiescence in any of the foregoing; or any corporate action is taken by the Seller or any guarantor for the purpose of effecting any of the foregoing.

(ix)           Money Judgment.  One or more judgments or orders for the payment of money shall be rendered against the Seller or any guarantor and such judgment or order shall continue unsatisfied (in the case of a money judgment) and in effect for a period of thirty (30) days during which execution shall not be effectively stayed or deferred (whether by action of a court, by agreement or otherwise).

(x)            ERISA.  (i) Any Reportable Event or a Prohibited Transaction shall occur with respect to any Plan; (ii) a notice of intent to terminate a Plan under Section 4041 of ERISA shall be filed; (iii) a notice shall be received by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate a Plan or appoint a trustee to administer a Plan; (iv) any other event or condition shall exist that might, in the opinion of the Buyer, constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) the Seller or any ERISA Affiliate shall withdraw from a Multiemployer Plan under circumstances that the Buyer determine could have a Material Adverse Effect; and in case of the occurrence of any event or condition described in clauses (i) through (v) above, such event or condition together with all other such events or conditions, if any, could subject the Seller to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Seller.

(xi)           Dissolution; Death, etc.  The Seller or any guarantor that is not a natural person shall commence dissolution proceedings or otherwise shall cease operation of its business as conducted on the date hereof, or any guarantor that is a natural person shall die or become incapacitated.

(xii)          Change of Control.  Any Change of Control shall occur.

(xiii)         Adverse Changes.  Any change in the financial condition of the Seller or any of its Subsidiaries shall occur which is in a Material Amount.

(xiv)         Failure to Pass Audit.  The Buyer, for any reason, shall be dissatisfied with the results of any operational or financial audit undertaken by it pursuant to Section 17.3.

(xv)         Insecurity.  The Buyer, in the exercise of good faith, shall deem itself to be insecure with respect to the Seller’s ability to pay the Obligations as and when due or to comply with and perform any of the covenants, agreements, or obligations of the Seller hereunder.

(xvi)        Interests in the Purchased Loans.  The Buyer shall cease for any reason (other than pursuant to the terms of this Agreement) to have valid, perfected and first priority ownership interests in the Purchased Loans, or any Person shall take any action to discontinue or to assert the invalidity or unenforceability of such ownership interests.

(xvii)       Default Under Guaranty.  Any guarantor shall fail to meet or comply with any term or condition of its respective guaranty or shall seek to cancel or revoke his or its respective guaranty for any reason whatsoever or shall default in the payment or performance of any obligations thereunder to the Buyer.

(xviii)      Default Under Other Facility Papers.  Any default or event of default shall occur under any of the other Facility Papers, subject to any applicable notice requirements and the expiration of any applicable grace periods provided therein.

(xix)        Default Under Other Approved Facility Papers.  Any default or event of default shall occur under any of the Other Approved Facility Papers or the documents and instruments governing, evidencing, securing, guaranteeing or otherwise relating to such Other Approved Facility Papers, subject to any applicable notice requirements and the expiration of any applicable grace periods provided therein.

(xx)         Recharacterization of this Agreement. Either (i) this Agreement shall for any reason not cause, or shall cease to cause, the Buyer to be the owners of all Purchased Loans or, if recharacterized as a secured financing, secured party with respect to all Purchased Loans, in each case, free of any adverse claim, liens and other rights of others (other than as granted or disclosed herein), (ii) if a Transaction is recharacterized as a secured financing, this Agreement and the other Facility Papers with respect to such Transaction shall for any reason fail or cease to create a valid and perfected first priority security interest in favor of the Buyer in all of the related Purchased Loans for such Transaction, or (iii) if this Agreement shall cease to be in full force and effect or if its enforceability is disputed or challenged by the Seller.

19.2         Transaction and Commitment Termination.  If an Event of Default shall have occurred and be continuing, then, at the option of the Buyer (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Event of Default specified in Sections 19.1(viii) or (xi)) the Buyer may terminate the Commitment and declare, by written notice to the Seller, the Repurchase Date for each Transaction hereunder as deemed immediately to have occurred.

19.3         Termination by the Buyer.  If the Buyer is deemed to have exercised the option to terminate Transactions referred to in Section 19.2, (i) the Seller’s obligations hereunder to repurchase all Purchased Loans in such Transactions shall thereupon become immediately due and payable, (ii) to the extent permitted by applicable Law, the Repurchase Price with respect to each Transaction shall be increased by the aggregate amount obtained by daily multiplication of (x) the Ceiling Rate by (y) the Purchase Price for such Transaction as of the Repurchase Date as determined pursuant to Section 19.2 (decreased as of any day by (A) any amounts retained by the Buyer with respect to such Purchase Price pursuant to clause (iii) of this Section 19.3, (B) any proceeds from the sale of Purchased Loans pursuant to clause (a) of Section 19.4(i), and (C) any amounts credited to the account of the Seller pursuant to clause (b) of Section 19.4(i)) on a three hundred sixty (360) day per year basis for the actual number of days during the period from and including the date of the Event of Default giving rise to such option to but excluding the date of payment of the Repurchase Price as so increased, (iii) all Income paid after such exercise or deemed exercise shall be payable to and retained by the Buyer and applied to the aggregate unpaid Repurchase Prices owed by the Seller and (iv) the Seller shall immediately deliver to the Buyer any documents and Purchased Loans Records relating to Purchased Loans subject to such Transactions then in the Seller’s, its Servicer’s or its subservicer’s possession.

19.4         Remedies.  Upon the occurrence of an Event of Default, the Buyer, without prior notice to the Seller, may:

(i)            (a) immediately sell, in a recognized market at such price or prices as the Buyer may, in its sole discretion, deem satisfactory, any or all Purchased Loans subject to Transactions and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder or (b) in the Buyer’s sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give the Seller credit for such Purchased Loans in an amount equal to the Market Value therefor on such date against the aggregate unpaid Repurchase Prices and any other amounts owing by the Seller hereunder; provided that in either of clause (a) or (b), the related servicing for such Purchased Loans shall be either retained or released as provided in Section 20.3;

(ii)           notify all obligors in respect of the Purchased Loans that the Purchased Loans have been sold to the Buyer, and that all payments thereon are to be made directly to the Buyer or such other party as may be designated thereby; and

(iii)          exercise from time to time any and all other remedies available under applicable Law including, but not limited to, those of a purchaser or secured party under the Ohio UCC and/or the Florida UCC, as applicable.

The Seller acknowledges that Mortgage Loans are customarily sold on a recognized market.  The Seller waives any right it may have to prior notice of the sale of any Purchased Loans, and agrees that the Buyer may purchase any Purchased Loans at a private sale thereof.

Upon any sale or other disposition pursuant to this Agreement, the Buyer shall have the right to deliver, assign and transfer to the purchaser thereof the Purchased Loans or portion thereof so sold or disposed of and all proceeds thereof shall be promptly transmitted to the Buyer.  Each purchaser at any such sale or other disposition shall hold the Purchased Loans, free from any claim or right of whatever kind, including any equity or right of redemption of the Seller, and the Seller specifically waives (to the extent permitted by law) all rights of redemption, stay or appraisal that it has or may have under any rule of law or statute now existing or hereafter adopted.  The Buyer is hereby granted a license or other right to use, without charge, the Seller’s computer programs, other programs, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Purchased Loans, in advertising for sale and selling any Purchased Loans, and the Seller’s rights under all licenses and all other agreements related to the foregoing shall inure to the Buyer’s benefit until the Obligations are paid in full and the Buyer’s Commitment is terminated.  Nothing herein contained shall be construed as an assumption by the Buyer or its appointee of any liability of the Seller with respect to any of the Purchased Loans, and the Seller shall be and remain responsible for all such liabilities.

Any notice pursuant to any Requirements of Law of any sale, public or private, of all or any part of the Purchased Loans shall be deemed in all circumstances to have been given in a commercially reasonable manner if sent at least five (5) Banking Days prior to such sale by mail to the Seller at its address set forth herein.  The Buyer shall not be obligated to make any sale pursuant to any such notice.  If permissible under the UCC or other applicable Law, the Buyer will endeavor to sell any Purchased Loan which is subject to a current Investor Commitment to the Approved Investor which issued such Investor Commitment prior to offering such Purchased Loan for sale (either public or private) to another purchaser.  At any such sale the Purchased Loans may be sold in one lot as an entirety or in separate lots or parcels.  In the case of any sale of all or any part of the Purchased Loans for credit or for future delivery, the Purchased Loans so sold may be retained by the Buyer until the selling price is paid by the purchaser thereof, but the Buyer shall not incur any liability in case of the failure of such purchaser to take up and pay for the Purchased Loans so sold, and in case of any such failure, such Purchased Loans may again be sold under and pursuant to the provisions hereof.  The Seller hereby appoints the Buyer or the Buyer’s designee as the Seller’s attorney-in-fact with power to execute all conveyances, assignments and transfers of the Purchased Loans sold pursuant hereto in the name and stead of the Seller.  The Seller shall, if so requested by the Buyer, ratify and confirm any sale or sales by executing and delivering to the Buyer, or to such purchaser or purchasers, all such documents as may, in the judgment of the Buyer, be advisable for such purpose.  All acts of such attorney or designee are hereby ratified and approved by the Seller, and such attorney or designee shall not be liable for any acts of omission or commission, nor for any error of judgment or mistake of fact or law in accordance with this Agreement.  The power of attorney hereby granted is irrevocable and coupled with an interest while any of the Obligations remain unsatisfied.

19.5         Liability for Expenses and Damages.  The Seller shall be liable to the Buyer for (i) the amount of all reasonable legal or other expenses incurred by the Buyer in connection with or as a result of an Event of Default and collecting and enforcing its rights in the Purchased Loans, whether or not suit is brought and whether incurred with trial, rehearing, retrial, appeal or bankruptcy, (ii) damages in an amount equal to the reasonable cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default and (iii) any other reasonable loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default.

19.6         Liability for Interest.  To the extent permitted by applicable Law, the Seller shall be liable to the Buyer for interest on any amounts owing by the Seller under Section 19.5, from the date the Seller becomes liable for such amounts until such amounts are (i) paid in full by the Seller or (ii) satisfied in full by the exercise of the Buyer’s rights hereunder.  Interest on any sum payable by the Seller to the Buyer under this Section 19.6 shall be at a rate equal to the Ceiling Rate.

19.7         Setoff.  The Buyer may set off against the Obligations any funds or debts owing to the Seller by the Buyer including, but not limited to, any funds in any deposit account, savings certificate or other instrument now or hereafter maintained by the Seller with the Buyer or any of its Affiliates.  The Seller hereby confirms the Buyer’s right of lien and setoff and nothing in this Agreement shall be deemed to constitute any waiver or prohibition thereof.

19.8         Other Rights.  The rights, powers and remedies of the Buyer under this Agreement shall be in addition to all rights, powers and remedies given to the Buyer by virtue of any applicable Law, all of which rights, powers and remedies shall be cumulative and may be exercised successively or concurrently without impairing the Buyer’s interest in the Purchased Loans.

19.9         Limitation on Liability of the Buyer.  It is expressly agreed by the Seller that, anything herein to the contrary notwithstanding, the Seller shall remain liable to observe and perform all the conditions, duties and obligations to be observed and performed by it relating to the Purchased Loans, and the Seller shall perform all of its duties and obligations thereunder, all in accordance with and pursuant to the terms and provisions relating thereto.  The Buyer shall not have any obligation or liability under any instrument, agreement, contract or other document by reason of or arising out of this Agreement or the granting of a security interest in any instrument, agreement, contract or other document to the Buyer or the receipt by the Buyer of any payment relating to any of the foregoing pursuant hereto, nor shall the Buyer be required or obligated in any manner to perform or fulfill any of the obligations of the Seller thereunder, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party thereunder, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

20           Servicing and Custody of the Purchased Loans

20.1          Servicing for the Buyer.  The parties hereto agree and acknowledge that, notwithstanding the purchase and sale of the Purchased Loans contemplated hereby, and regardless of whether they acquired by the Buyer on a “servicing retained” or “servicing released” basis, the Seller shall service, or cause its subservicer to service, the Purchased Loans for the benefit of the Buyer and, if the Buyer shall exercise its rights to sell the Purchased Loans pursuant to this Agreement prior to the related Repurchase Date, the Buyer’s assigns; provided that the obligation of the Seller to service, or cause its subservicer to service, the Purchased Loans for the benefit of the Buyer as aforesaid shall cease upon the payment to the Buyer of the Repurchase Price therefor (whether paid by Approved Investors or the Seller).

20.2          Servicing Standard and Reports.  The Seller shall cause the Servicer and the Seller’s subservicer to service and administer each Purchased Loan by exercising the same care that the Servicer or subservicer (as applicable) customarily employs and exercises in servicing and administering mortgage loans for its own account, in accordance with (i) the generally accepted servicing practices of prudent mortgage lending institutions for the same type of Mortgage Loan in the jurisdiction where the related Mortgaged Premises are located, and (ii) the requirements of all applicable Laws and the terms of the related Mortgage Loan documents, and giving due consideration to the Buyer’s reliance on the Servicer.  The Seller will promptly provide, or cause to be provided, to the Buyer such periodic reports, data files, information and such other Purchased Loan Records as requested by the Buyer with respect to all Purchased Loans then funded under any Transaction hereunder.  The Seller shall deliver to the Buyer no later than the fifteenth (15th) day of each month an electronic copy of the servicing records of any Purchased Loan, in a form mutually acceptable to each of them, with the data and information effective as of the last day of the immediately preceding calendar month.

20.3         Servicing Termination or Succession.  Upon the occurrence and continuance of an Event of Default, the servicing for the Purchased Loans shall be subject to the following:

(i)            if the Seller or any of its Affiliates is the Servicer or the owner of the related Servicing Rights for any Purchased Loans, then the Buyer, in its sole discretion, may (i) in connection with the sale of such Purchased Loans, sell such loans on a servicing released basis and transfer the related servicing rights to another Person as designated by the Buyer, or (ii) terminate the Servicer or any subservicer of the Purchased Loans with or without cause and transfer the servicing to another person as designated by the Buyer, in each case without payment to the Servicer or subservicer of any termination fee or any other costs or expenses, it being agreed that the Seller will pay any termination fees, and costs and expenses required to effectuate a transfer of servicing to a designee of the Buyer; or

(ii)           if a third party is the Servicer and owner of the related Servicing Rights for the Purchased Loans, then the Buyer, in its sole discretion, may (i) in connection with the sale of such Purchased Loans, sell such loans on a servicing retained basis and subject to the applicable servicing agreement for such Servicer or (ii) provide notice to the Servicer that the Buyer is succeeding to the Seller’s interest as the lender or mortgagee of such Purchased Loans under the applicable servicing agreement for such Servicer.

20.4         Delivery of Purchased Loan Documentation.  Except in the case of Wet Purchased Loans, at the time of each Purchase Request under the Repurchase Facility, the Seller shall deliver or cause to be delivered to the Buyer the Required Documents and, if requested by the Buyer at any time, the applicable Supplemental Papers. In addition, if requested by the Buyer at any time, the Seller immediately shall (i) record the assignment in favor of the Buyer of the Mortgage and/or any security agreements related to any Purchased Loan acquired in connection with a Transaction in the appropriate recording office and pay all recording fees, charges and taxes in connection therewith and (ii) execute and deliver to the Buyer any and all other documents which are, in the opinion of the Buyer or its counsel, necessary so as to evidence or perfect the Buyer’s ownership interests in the Purchased Loans including, but not limited to, execution of appropriate UCC-1 financing statements to be filed with the appropriate filing officer in the state of the Seller’s organization and with the appropriate filing officers in such other jurisdictions where any of the Purchased Loans are or may be located.  All documentation relating to or constituting each Purchased Loan delivered at any time to the Buyer under this Agreement shall be held by the Buyer in a suitable depository maintained and controlled solely by the Buyer.

20.5         Buyer’s Review of the Purchased Loans; Certifications.  Upon any receipt of Required Documents for any item of the Purchased Loans, the Buyer shall review the same in accordance with the Purchased Loan review procedures from time to time set forth in the Procedural Manual (the “Purchased Loan Review Procedures”).  If the Buyer notes any exception in such review, the Buyer shall follow the directions set forth with respect to such exception in the Purchased Loan Review Procedures.  In the event that the Seller was requested to deliver Supplemental Papers with respect to a Purchased Loan, the Buyer shall review and verify such Supplemental Papers consistent with the review procedures of the Buyer described in this Section 20.5.

20.6         Release of the Required Documents.

(i)            Unless an Event of Default has occurred and is continuing, and upon written request of the Seller, the Buyer may release to the Seller (or, in the case of clause (iii) of this paragraph, permit the Seller to release) (i) documentation relating to Purchased Loans (other than Reacquired Mortgage Loans or Rejected Mortgage Loans) against a trust receipt executed by the Seller substantially in the form of Schedule TR-1, with all blanks completed in conformity therewith, (ii) documentation relating to Reacquired Mortgage Loans or Rejected Mortgage Loans, as applicable, against a trust receipt executed by the Seller substantially in the form of Schedule TR-2, with all blanks completed in conformity therewith, and (iii) to an attorney, trustee or other third party prosecuting foreclosure proceedings on behalf of the Buyer, documentation relating to Purchased Loans that are

Reacquired Mortgage Loans or Rejected Mortgage Loans, as applicable, against a trust receipt executed by such attorney, trustee or other third party substantially in the form of Schedule TR-3, with all blanks completed in conformity therewith.  The Seller hereby represents and warrants to the Buyer that (A) any request by the Seller for release of the Purchased Loans (other than Reacquired Mortgage Loans or Rejected Mortgage Loans) pursuant to this Section 20.6(i) shall be solely for the purposes of correcting clerical or other non-substantial documentation problems in preparation for returning such Purchased Loans to the Buyer for ultimate sale or exchange, (B) any request for release of Reacquired Mortgage Loans or Rejected Mortgage Loans, as applicable, pursuant to this Section 20.6(i) both to the Seller and to any attorney, trustee or other third party acting on behalf of the Buyer in the prosecution of foreclosure proceedings shall be solely for the purposes of prosecuting foreclosure proceedings relating to such Purchased Loans, and (C) the Seller shall request such release in compliance with all of the terms and conditions of such release set forth herein.

(ii)           Unless an Event of Default has occurred and is continuing, the Buyer shall release (i) Purchased Loans (other than Reacquired Mortgage Loans or Rejected Mortgage Loans) to Approved Investors for purchase and (ii) Reacquired Mortgage Loans or Rejected Mortgage Loans, as applicable, to purchasers thereof.  Any transmittal of documentation for (i) Purchased Loans (other than Reacquired Mortgage Loans or Rejected Mortgage Loans) in the possession of the Buyer in connection with the sale thereof to an Approved Investor (other than an Agency) or (ii) Reacquired Mortgage Loans or Rejected Mortgage Loans, as applicable, in the possession of the Buyer in connection with the sale thereof to a purchaser, in each case, shall be under cover of a bailment letter substantially in the form of Schedule BL, with all blanks completed in conformity therewith.  Any transmittal of documentation for Purchased Loans in connection with the sale thereof to any Agency for inclusion as whole Purchased Loans in their respective loan portfolios shall be under cover of a bailment letter substantially in the form of Schedule BL, with all blanks completed in conformity therewith, or such other forms, duly executed, if necessary, by the Seller, in lieu of the foregoing that any Agency may require pursuant to their respective Agency Guides.  In each case of transmittal of documentation relating to such Purchased Loans pursuant to this subsection, the recipient thereof shall be required to return such documentation to the Buyer if such Purchased Loans are not purchased and the proceeds therefrom paid in accordance with Section 20.6(iii) within forty-five (45) days after such recipient’s receipt of such documentation or, if earlier, the expiration of the applicable Investor Commitment; provided, however, the Buyer may allow, in its sole and absolute discretion, a shipped Purchased Loan to remain with an Approved Investor subsequent to such 45-day period if there is legitimate reason for the delay in return or in purchase and payment.  In such case, the Buyer shall promptly send a “bailee violation letter” to such Approved Investor and, if the documentation is then not promptly returned to the Buyer or the purchase and payment of such Purchased Loan is then not promptly completed, the Seller shall immediately pay the Transactions related thereto.  With respect to transmittal of documentation relating to Purchased Loans (other than Reacquired Mortgage Loans or Rejected Mortgage Loans), before the Buyer delivers documentation pursuant to this Section 20.6(ii), the Seller shall have delivered such forms, duly executed by the Seller, required under the applicable Agency Guides or Investor Commitments to effect delivery to an Agency or any other Approved Investor of such Purchased Loan and payment therefor in accordance with the instructions of the Buyer.

(iii)          Unless an Event of Default or Potential Default has occurred and is continuing, the Seller, in connection with the sale of any Purchased Loans, may obtain the release of the ownership interest in the applicable Purchased Loan by paying to the Buyer, for application to the Obligations in accordance with this Agreement, the Repurchase Price for such Type of Purchased Loan (determined as of the applicable Repurchase Date therefor) to be released.  All amounts payable on account of the sale of Purchased Loans (other than Reacquired Mortgage Loans or Rejected Mortgage Loans) by the Seller are to be paid directly by the applicable Approved Investor to the Investor Funding Account for the benefit of the Buyer and the Seller shall so instruct each such applicable Approved Investor.  All amounts payable on account of the sale of Reacquired Mortgage Loans or Rejected Mortgage Loans by the Seller and all foreclosure proceeds are to be paid directly by the applicable purchaser or bailee to the Investor Funding Account for the benefit of the Buyer and the Seller shall so instruct such purchaser or bailee.  Upon receipt of the full amount of the Repurchase Price for each Purchased Loan from a purchaser thereof in accordance with this Section, the Buyer’s interest in the affected Purchased Loan shall be automatically released.

(iv)          Unless an Event of Default has occurred and is continuing and, the Buyer may take such steps in addition to those set forth above as it may be reasonably directed from time to time by the Seller in writing that are not inconsistent with the provisions of this Agreement and that the Seller deems necessary to enable the

Seller to perform and comply with Investor Commitments, trades and settlements and with other agreements for the sale or other disposition in whole or in part of Purchased Loans.

21           Payment of Expenses; Indemnity

21.1         Expenses; Indemnification.

(i)            The Seller shall:

(a)           (1) pay all reasonable out-of-pocket costs and expenses of the Buyer in the administration (both before and after the execution hereof and including advice of counsel as to the rights and duties of the Buyer with respect thereto) of, and in connection with the preparation, execution and delivery of, this Agreement and the other Facility Papers, and (2) pay all reasonable out-of-pocket costs and expenses of the Buyer in the preservation of rights under, enforcement of, and, after the occurrence of a Potential Default or an Event of Default, the refinancing, the renegotiating or the restructuring of, this Agreement and the other Facility Papers and the documents and instruments referred to herein and therein including in connection with any bankruptcy, insolvency, liquidation, reorganization or similar proceeding and any amendment, waiver or consent relating hereto and thereto (including the reasonable fees and disbursements of counsel (including allocated costs of internal counsel) for the Buyer (and the Buyer is authorized by the Seller to debit amounts on deposit in the Master Advance Account or any of the Seller’s other accounts maintained with the Buyer for payment of all such costs and expenses, including the reasonable fees and disbursements of counsel);

(b)          pay and hold harmless the Buyer from and against any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Facility Papers, any collateral described therein, or any payments due thereunder, and save the Buyer harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes; and

(c)           indemnify the Buyer, and its officers, directors, employees, representatives and the Buyer from, and hold each of them harmless against, any and all out-of-pocket costs, losses, liabilities, claims, damages or expenses actually incurred by any of them (whether or not any of them is designated a party thereto) arising out of or by reason of any investigation, litigation or other proceeding related to any actual or proposed use by the Seller of the proceeds or any of the Transactions or the Seller’s entering into and performing of the Facility Papers, including the reasonable fees and disbursements of counsel (including allocated costs of internal counsel) incurred in connection with any such investigation, litigation or other proceeding and the claims of any third parties, including any assignees; provided, that the Buyer shall not have the right to be indemnified hereunder for its own gross negligence or willful misconduct.

(ii)           All amounts due under this Section 21.1 shall be payable promptly after written demand therefor.  A certificate of the Buyer setting forth in reasonable detail any amount or amounts which the Buyer is entitled to receive pursuant to this Section 21 shall be delivered to the Seller and shall be conclusive and binding absent manifest error.  If and to the extent that the obligations of the Seller under this Section 21.1 are unenforceable for any reason, the Seller hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations that is permissible under applicable Law.

22           Single Agreement

The Buyer and the Seller acknowledge that, and have entered into this Agreement and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other.

23           Participation; Assignment

23.1         Participation; Assignment.

(i)            Participations.  The Buyer may, without notice to or consent from the Seller or any other Person, sell participations in all or any part of any Transactions entered into by the Buyer or the Buyer’s Commitment or any other interest of the Buyer in the Facility Papers to any Person (each, a “Participant”), in which event the Participant shall not have any direct rights against the Seller or the Purchased Loans under the Facility Papers or any other document delivered in connection herewith (Participant’s rights against the Buyer in respect of such participation to be those set forth in the agreement executed by the Buyer in favor of Participant relating thereto).

(ii)           Assignments.  The Buyer may at any time and from time to time sell, assign, transfer, pledge or convey all or any portion of its rights and/or delegate all or any portion of its obligations under this Agreement and the other Facility Papers (including, without limitation, all Transactions entered into by the Buyer to fund specific Purchased Loans or the Buyer’s Commitment or any other interest of the Buyer in the Facility Papers) to any Person, including, without limitation, Affiliates of the Buyer (each, an “Assignee”), without notice to or consent from the Seller or any other Person, in all cases subject to the Assignee’s obligation to convey the Purchased Loans (and not substitutes thereof, unless such Purchased Loans were substituted pursuant to Section 12) on the applicable Repurchase Date.  The Buyer and the Seller hereby agree that upon any such sale, assignment, transfer, pledge, conveyance or delegation by the Buyer, the Assignee shall have, to the extent of such sale, assignment, transfer, pledge or conveyance, the same rights and benefits as it would have if it were the Buyer under the Facility Papers; provided, that the Seller shall not have any duty to recognize the Assignee absent receipt by it of notice of such sale, assignment, transfer, pledge, conveyance or delegation.

(iii)          The Buyer may at any time pledge all or any portion of its rights under the Facility Papers to a Federal Reserve Bank.  No such pledge shall release the Buyer from its obligations hereunder.

(iv)          In connection with any such sale, assignment, transfer, pledge or conveyance permitted hereunder, the Seller authorizes the Buyer to disclose to any Assignee or Participant and to any prospective Assignee or Participant, any and all information in the Buyer’s possession concerning the Seller, the Transactions or the Purchased Loans.

24           Notices and Other Communications

All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder (collectively, “Notices”), except as otherwise specifically provided in this Agreement, shall be in writing and shall be either (a) delivered in person, (b) mailed, by certified, registered or express mail, postage prepaid, addressed to the respective parties hereto at their respective addresses specified below, (c) sent in a prepaid overnight delivery envelope via a nationally-recognized courier service (such as Federal Express, United Parcel Service or DHL Worldwide Express) that provides weekday next-Banking Day delivery service to the addressee’s location, or (d) faxed to their respective fax numbers (with a paper copy mailed the same day as aforesaid) as hereinafter set forth; provided that any party may change its address for notice by designating such party’s new address in a Notice to the sending party given at least five (5) Banking Days before it shall become effective.  All Notices shall be conclusively deemed to have been properly given or served when received in person, regardless of how sent.  Regardless of when received, all Notices shall be conclusively deemed to have been properly given or served if addressed in accordance with this Section 24 and (1) if mailed, on the third (3rd) Banking Day after being deposited in the mails, or (2) if sent by nationally-recognized courier service, on the next Banking Day or (3) if faxed before the close of business at the recipient’s location on a Banking Day, when faxed — or if faxed after the close of business at the recipient’s location or on a day that is not a Banking Day, on the next Banking Day thereafter — to the fax number set forth below (provided that a paper copy is mailed on the same day as aforesaid), provided that if any such faxed notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient:

If to the Seller:

Sirva Mortgage, Inc.

6070 Parkland Blvd.

Mayfield Heights, OH  44124

Attention:  Paul Klemme, President

Telephone:	( )
Fax:	( )

If to the Buyer:

Colonial Bank, N.A.

201 East Pine Street, Suite 730

Orlando, FL 32801

Attention:	Cathie Kissick, Senior Vice President
Mortgage Warehouse Lending Division
Telephone:	(407) 835-6700
Fax:	(407) 835-6690

with a copy to:

Akerman Senterfitt

One S.E. Third Avenue, 25th Floor

Miami, FL 33131

Attention:	Milton A. Vescovacci, Esq.
Telephone:	(305) 982-5671
Fax:	(305) 374-5095

25           Further Assurances

At any time and from time to time, at the sole expense of the Seller, the Seller shall promptly provide such further reasonable assurances, documents and agreements and undertake such actions as the Buyer may reasonably request in order to effect the purposes of this Agreement, including the assignment, conveyance and transfer of all right, title and interest of each Purchased Loan from the Seller to the Buyer, or to otherwise obtain or preserve the benefits or rights granted under this Agreement.

26           Buyer as Attorney-in-Fact

The Buyer is hereby appointed the attorney-in-fact of the Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments or documents that the Buyer may deem reasonably necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest, although the Buyer agrees not to exercise its rights under this power of attorney unless, in its opinion or the opinion of its legal counsel, a Potential Default or an Event of Default has occurred.  Without limiting the generality of the foregoing, but subject to Section 20.3, the Buyer shall have the right and power during the occurrence and continuation of any Event of Default to receive, endorse, collect and control all checks or instruments made payable to the order of the Seller and all other forms of payment to the Seller that represent any payment on account of the principal of or interest on or proceeds from any of the Purchased Loans and to give full discharge for the same. Notwithstanding anything contained herein, in no event shall the Buyer be required to make any presentment, demand or protest, or give any notice, and the Buyer need not take any action to preserve any rights against any prior party or any other Person in connection with the Obligations or with respect to the Purchased Loans.

27           Payments by Wire Transfers

27.1        Wires to the Seller.  Any amounts to be transferred by the Buyer to the Seller hereunder shall be sent by journal entry (or wire transfer) in immediately available funds to the account of the Seller as follows:

Bank: Colonial Bank, N.A.

ABA No.: 062001319

Account:  Sirva Mortgage, Inc.

Account No.: 8037245274 – Investor Funding Account

27.2        Wires to the Buyer.  Any amounts to be transferred by the Seller to the Buyer hereunder shall be sent by wire transfer in immediately available funds to the account of the Buyer as follows:

Colonial Bank, N.A.

ABA No. 062001319

Attention: Mortgage Warehouse Lending Division

Phone:  (407) 835-6700

Account No.  8037245274

Sirva Mortgage, Inc. – Investor Funding Account

28           Entire Agreement; Severability; Inconsistencies

This Agreement supersedes any existing agreements between the parties containing general terms and conditions for repurchase transactions.  This Agreement may not be amended, restated, modified or supplemented unless such amendment, restatement, modification or supplement is set forth in a writing signed by all of the parties hereto; provided, however, that the Seller expressly acknowledges and agrees that the definitions of Conforming Mortgage Loan, Non-Conforming Mortgage Loan, PSTP Mortgage Loan, Reacquired Mortgage Loan, Rejected Mortgage Loan and/or Wet Mortgage Loan, as set forth in Annexes A through F, respectively, may be amended, restated, modified or supplemented by the Buyer, in its sole and absolute discretion, without any further act or consent on the part of the Seller or any other Person, upon delivery of an Eligibility Change Notice to the Seller.  Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.  If there is any conflict or inconsistency between any of the terms or provisions of this Agreement and any of the other Facility Papers, this Agreement shall govern and control.  If there is any conflict between any provision of this Agreement and any later supplement, amendment, restatement or replacement of it, then the latter shall govern and control.

29           Benefit of the Agreement; Termination

29.1         Benefit of the Agreement.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, that the Seller may not assign or transfer any of its interest or delegate any of its obligations under the Facility Papers without the prior written consent of the Buyer and any such assignment or transfer without the prior written consent of the Buyer shall be null and void.

29.2         Remedies Exception.  Section 29.1 shall not preclude a party from assigning, charging or otherwise dealing with all or any part of its interest in any sum payable to it under Section 19.

29.3         Agreement Commencement; Termination.  This Agreement shall commence and become effective as of the Effective Date; provided, that each of the conditions precedent in Section 15.1(i) have been satisfied.  Subject to payment of all Obligations, this Agreement and all Open Transactions hereunder shall terminate, automatically and without any requirement for notice, on the Termination Date; provided, that this Agreement and any Open Transactions may be extended in writing by the Buyer, in its sole and absolute discretion.

30           Counterparts

This Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

31           Governing Law, Jurisdiction and Venue

31.1         Governing Law, Jurisdiction and Venue .  This Agreement and the other Facility Papers shall be governed by and construed in accordance with the laws of the State of Florida (without reference to its conflicts of laws principles) and the United States of America from time to time in effect.  The Seller irrevocably submits to the nonexclusive jurisdiction of the United States District Court for the Middle District of Florida and the state courts located in Orange County, Florida, for purposes of all legal proceedings arising out of or relating to the Facility

Papers and all related transactions.  To the fullest extent permitted by applicable Law, the Seller irrevocably waives any objection that it may now or hereafter have to the laying of venue for any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum and agrees that service of process may be made upon it in any such proceeding by registered or certified mail.

31.2         Arbitration.   IN THE EVENT ANY DISPUTE SHOULD ARISE UNDER THIS AGREEMENT, THE REPURCHASE FACILITY, ANY OF THE FACILITY PAPERS, OR ANY OTHER ASPECT OF ANY TRANSACTION BETWEEN THE BUYER AND THE SELLER, WHETHER OR NOT SPECIFICALLY RELATING TO ANY OF THE FACILITY PAPERS, SAID DISPUTE OR ANY PORTION THEREOF WILL, AT THE BUYER’S  SOLE ELECTION, AS APPLICABLE, BE RESOLVED THROUGH BINDING ARBITRATION IN ORANGE COUNTY, FLORIDA, AND IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION.

32           Waiver of Jury Trial

EACH OF THE SELLER AND THE BUYER HEREBY (I) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (II) WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY EACH OF THE SELLER AND THE BUYER, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT OF A JURY TRIAL WOULD OTHERWISE ACCRUE.  THE BUYER IS HEREBY AUTHORIZED AND REQUESTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES HERETO, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF THE FOREGOING WAIVER OF THE RIGHT TO JURY TRIAL.  FURTHER, THE SELLER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF THE BUYER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO ANY STOCKHOLDER, DIRECTOR, OFFICER OR REPRESENTATIVE OF THE SELLER THAT THE BUYER WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

33           Relationship of the Parties

This Agreement provides for the sale by the Seller and the purchase by the Buyer of Eligible Loans and the obligation of the Seller to repurchase them upon termination of each Transaction.  The relationship between the Seller and the Buyer is limited to that of seller and purchaser on the one hand and purchaser and reseller on the other.  The provisions in this Agreement and the other Facility Papers for compliance with financial covenants and delivery of financial statements are intended solely for the benefit of the Buyer including the Buyer’s interest in assuring repurchase of Purchased Loans at the termination of each Transaction, and nothing contained in this Agreement or any of the other Facility Papers shall be construed as permitting or obligating the Buyer to act as a financial or business advisor or consultant to the Seller, as permitting or obligating the Buyer to control the Seller or to conduct the Seller’s operations, as creating any fiduciary obligation on the part of the Buyer to the Seller, or as creating any joint venture, agency or other relationship between the parties other than as explicitly and specifically stated in this Agreement.  The Seller acknowledges that it has had the opportunity to obtain the advice of experienced counsel of its own choosing in connection with the negotiation and execution of this Agreement and the other Facility Papers and to obtain the advice of such counsel with respect to all matters contained in the Facility Papers including the provision for waiver of trial by jury.  The Seller further acknowledges that it is experienced with respect to financial and credit matters and has made its own independent decisions to apply to the Buyer to enter into this Agreement, and to execute and deliver this Agreement and the other Facility Papers.

34           No Waivers, Etc.

No express or implied waiver of any Event of Default by the Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder.  Except as otherwise expressly provided herein, no modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by the Seller and the Buyer.

35           Use of Employee Plan Assets

35.1         Prohibited Transactions.  If assets of an employee benefit plan subject to any provision of ERISA are intended to be used by any party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other parties prior to the Transaction.  The Plan Party shall represent in writing to the other parties that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other parties may proceed in reliance thereon but shall not be required so to proceed.

35.2         Audited Financial Statements Required.  With respect to the last sentence of Section 35.1, any such Transaction shall proceed only if the Seller furnishes or has furnished to the Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

35.3         Representations.  By entering into a Transaction pursuant to this Section 35, the Seller shall be deemed (i) to represent to the Buyer that since the date of the Seller’s latest such financial statements, there has been no material adverse change in the Seller’s financial condition which the Seller has not disclosed to the Buyer, and (ii) to agree to provide the Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any Open Transaction involving a Plan Party.

36           Intent

36.1         Transactions are Repurchase Agreements, Master Netting Agreements and Securities Contracts. The parties intend and acknowledge that each Transaction is a “repurchase agreement” and a “master netting agreement” as each such term is defined in Section 101 of the Bankruptcy Code (except insofar as the type of Eligible Loans subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

36.2         Contractual Rights, Etc.  The Buyer’s right to liquidate Eligible Loans delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 19, is a contractual right to liquidate, terminate or accelerate such Transaction as described in Sections 555, 559 and 561 of the Bankruptcy Code.

36.3         FDIA.  If a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

36.4         Agreement is a Netting Contract.  This Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as any or all of the parties is not a “financial institution” as that term is defined in FDICIA).

36.5         Security Interest in Certain Assets Which are Deemed Part of a Purchased Loan.  To the extent that a competent court of jurisdiction determines that certain assets which are deemed part of a Purchased Loan do not fall within the definition of a “repurchase agreement” under Section 101(47)(A)(i) of the Bankruptcy Code (the “Additional Repurchase Assets”), then the parties hereto agree that to secure payment of its Obligations hereunder the Seller shall have pledged to the Buyer, and granted to the Buyer, a security interest in and a Lien on, Seller’s right, title and interest in and to all of such Additional Repurchase Assets and in any products and proceeds related thereto (collectively, the “Additional Repurchase Collateral”), whether now owned or hereafter acquired, subject to no other Liens except for Permitted Encumbrances, and, only with respect to such Additional Repurchase Collateral, this Agreement shall constitute a security agreement related to a repurchase agreement as defined under Section 101(47(A)(v) of the Bankruptcy Code and this Agreement shall create a continuing security interest in the

Additional Repurchase Collateral which shall remain in full force and effect until full and final payment of all Obligations.  The Seller agrees to do such things as applicable Law requires to maintain the security interest of the Buyer so granted in all of the Additional Repurchase Collateral that are the subject matter of such court determination as a perfected first priority Lien at all times and to preserve and protect the Additional Repurchase Collateral.  The Seller hereby authorizes the Buyer to file any financing or continuation statements under the applicable UCC to perfect or continue such security interest in any and all applicable filing offices.  The Seller shall pay all customary fees and expenses associated with perfecting such security interest including the costs of filing financing and continuation statements under the UCC as and when required by the Buyer, in its reasonable discretion.  In addition to all other rights and remedies granted to the Buyer in this Agreement or in any other Facilities Paper or by applicable law, the Buyer shall have all of the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Additional Repurchase Collateral).  The Seller shall be liable for all reasonable expenses of retaking, holding, preparing for sale, or the like, and all reasonable attorneys’ fees, legal expenses, and other costs and expenses incurred by the Buyer in connection with the collection of the Obligations and the enforcement of the Buyer’s rights under this Agreement.  The Seller shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Additional Repurchase Collateral applied to the Obligations are insufficient to pay the Obligations in full.  The Buyer may apply the Additional Repurchase Collateral against the Obligations as provided in this Agreement and the other Facility Papers.  The Seller waives all rights of marshaling, valuation, and appraisal in respect of the Collateral.  Any cash held by the Buyer as Additional Repurchase Collateral and all cash proceeds received by the Buyer in respect of any sale of, collection from, or other realization upon all or any part of the Additional Repurchase Collateral may, in the discretion of the Buyer, be held by the Buyer as collateral for, and then or at any time thereafter applied in whole or in part against, the Obligations in the order permitted by this Agreement and the other Facility Papers.  Any surplus of such cash or cash proceeds and interest accrued thereon, if any, held by the Buyer and remaining after payment in full of all the Obligations shall be promptly paid over to the Seller or to whomsoever may be lawfully entitled to receive such surplus; provided that the Buyer shall have no obligation to invest or otherwise pay interest on any amounts held by it in connection with or pursuant to this Agreement. The provisions of this Section shall not amend or modify or conflict or be inconsistent with the intent of the parties as otherwise expressed in the Agreement, including without limitation Articles 1, 11 and 36.

37           Disclosure Relating to Certain Federal Protections

The parties hereto acknowledge that they have been advised that:

37.1         Parties not Protected by SIPA or Insured by FDIC or NCUSIF.   In the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Securities Exchange Act of 1934, as amended (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of SIPA do not protect the other party with respect to any Transaction hereunder.

37.2         SIPA Does Not Protect Government Securities Broker or Dealer Counterparty.  In the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder.

37.3         Transaction Funds Are Not Insured Deposits.  In the case of Transactions in which one of the parties is a financial institution, funds held by such financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation (through either the Bank Insurance Fund or the Savings Association Insurance Fund) or the National Credit Union Share Insurance Fund, as applicable.

38           USA Patriot Act Notification

The Buyer hereby notifies the Seller that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Buyer is required to obtain, verify and record information that identifies the Seller, including the Seller’s name and address and other information, that will allow them to identify the Seller in accordance with said Act.

39           No Consequential Damages

WITH REGARD TO ANY ACTION, COUNTERCLAIM OR PROCEEDING UNDER THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL THE BUYER BE LIABLE TO THE SELLER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT SUCH DAMAGES ARE CAUSED BY THE FAULT OR NEGLIGENCE OF THE BUYER AND WHETHER OR NOT THE BUYER IS NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

40           Survival

All covenants, agreements, representations and warranties made by the Seller herein and in any certificate delivered pursuant hereto shall survive the entering into the Transactions regardless of any investigation made by the Buyer and of the Buyer’s access to any information and shall continue in full force and effect so long as any Obligation is outstanding and unpaid.  In addition to the provisions of Article 8, the Seller’s obligations under Section 21.1 and any other indemnification obligations of the Seller or other obligations that so provide shall survive the termination of this Agreement for any reason whatsoever and payment of the Obligations.

41           Security Interest in the Seller’s Other Assets

Notwithstanding anything to the contrary herein, to secure payment of its Obligations hereunder the Seller hereby pledges to the Buyer, and grants to the Buyer, a security interest in and a Lien on, Seller’s right, title and interest in and to and under the Other Assets and any products and proceeds related thereto (collectively, the “Other Assets Collateral”), whether now owned or hereafter acquired, subject to no other Liens except for Permitted Encumbrances, and, only with respect to such Other Assets Collateral, this Agreement shall constitute a security agreement related to a repurchase agreement as defined under Section 101(47(A)(v) of the Bankruptcy Code and this Agreement shall create a continuing security interest in the Other Assets Collateral which shall remain in full force and effect until full and final payment of all Obligations.  The Seller agrees to do such things as applicable Law requires to maintain the security interest of the Buyer so granted in the Other Assets Collateral as a perfected first priority Lien at all times and to preserve and protect the Other Assets Collateral.  The Seller hereby authorizes the Buyer to file any financing or continuation statements under the applicable UCC to perfect or continue such security interest in any and all applicable filing offices.  The Seller shall pay all customary fees and expenses associated with perfecting such security interest including the costs of filing financing and continuation statements under the UCC as and when required by the Buyer, in its reasonable discretion.  In addition to all other rights and remedies granted to the Buyer in this Agreement or in any other Facilities Paper or by applicable law, the Buyer shall have all of the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Other Assets Collateral).  The Seller shall be liable for all reasonable expenses of retaking, holding, preparing for sale, or the like, and all reasonable attorneys’ fees, legal expenses, and other costs and expenses incurred by the Buyer in connection with the collection of the Obligations and the enforcement of the Buyer’s rights under this Agreement.  The Seller shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Other Assets Collateral applied to the Obligations are insufficient to pay the Obligations in full.  The Buyer may apply the Other Assets Collateral against the Obligations as provided in this Agreement and the other Facility Papers.  The Seller waives all rights of marshaling, valuation, and appraisal in respect of the Other Assets Collateral.  Any cash held by the Buyer as Other Assets Collateral and all cash proceeds received by the Buyer in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Buyer, be held by the Buyer as collateral for, and then or at any time thereafter applied in whole or in part against, the Obligations in the order permitted by this Agreement and the other Facility Papers.  Any surplus of such cash or cash proceeds and interest accrued thereon, if any, held by the Buyer and remaining after payment in full of all the Obligations shall be promptly paid over to the Seller or to whomsoever may be lawfully entitled to receive such surplus; provided that the Buyer shall have no obligation to invest or otherwise pay interest on any amounts held by it in connection with or pursuant to this Agreement. The provisions of this Section shall not amend or modify or conflict or be inconsistent with the intent of the parties as otherwise expressed in the Agreement, including without limitation Articles 1, 11 and 36.

[The remainder of this page is intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

SIRVA MORTGAGE, INC.,
as the Seller

By:	/s/ Paul E. Klemme
Name: Paul E. Klemme
Title: President

STATE OF Ohio

COUNTY OF Lake

On this 21st day of December, 2007, personally appeared Paul E. Klemme, as President of SIRVA MORTGAGE, INC., an Ohio corporation (“Seller”), and before me executed the attached Master Repurchase Agreement, dated as of December 21, 2007, by and between the Seller and COLONIAL BANK, N.A., a national banking association, as Buyer, on behalf of the association.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal in the County and State last aforesaid.

/s/ Karen A. Hamilton
Signature of Notary Public-State of [State]

Karen A. Hamilton
Print Name: Notary Public, State of Ohio
Personally Known or Produced Identification
Type of Identification

(NOTARIAL SEAL)

COLONIAL BANK, N.A.,
as the Buyer

By:	/s/ Amy J. Nunneley
Name: Amy J. Nunneley
Title: Senior Vice President

STATE OF

COUNTY OF

On this        day of                 , 200    , personally appeared                               , as                                of COLONIAL BANK, N.A., a national banking association (“Buyer”), and before me executed the attached Master Repurchase Agreement, dated as of                             , 200    , by and between SIRVA MORTGAGE, INC., an Ohio corporation, and Buyer, on behalf of the association.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal in the County and State last aforesaid.

Signature of Notary Public-State of [State]

Print Name: Notary Public, State of [State]
Personally Known or Produced Identification
Type of Identification

(NOTARIAL SEAL)